                                                                 EXHIBIT 10.6


           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                 DISTRIBUTION AND PRODUCT ACQUISITION AGREEMENT

     THIS DISTRIBUTION AND PRODUCT ACQUISITION AGREEMENT (the "AGREEMENT") is dated as of May 2, 2005 (the "EFFECTIVE DATE") by and between Biovail Laboratories International SRL, a Barbados International Society with Restricted Liability having a principal place of business at Chelston Park, Building 2, Collymore Rock, St. Michael, BHI, Barbados, W.I. ("BLS"), and Kos Pharmaceuticals, Inc., a Florida corporation having a principal place of business at 1 Cedar Brook Drive, Cranbury, New Jersey 08512 ("KOS"). BLS and Kos are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

     WHEREAS, BLS desires to sell to Kos, and Kos desires to purchase from BLS, all of BLS's rights in the Territory to the Transferred Products, including the assets described herein, and the assumption of certain liabilities relating to such Transferred Products;

     WHEREAS, BLS desires to grant certain exclusive distribution rights relating to the Marketed Product to Kos;

     WHEREAS, BLS has rights to develop the Vasocard Product in the Territory and BLS and Kos desire to form a strategic alliance for the purposes of developing and commercializing the Vasocard Product in the Territory;

     WHEREAS, BLS desires to grant certain rights to Kos, and Kos desires to accept such rights, to perform Phase IV Clinical Trials with respect to the Marketed Product in the Territory; and

     WHEREAS, the Parties hereto desire to set forth the terms and conditions of such transfers, grants and related matters.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

     1.1 "ACT" means the United States Federal Food, Drug and Cosmetics Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.

     1.2 "AFFILIATE" means a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word "control" (including, with correlative meaning, the terms "controlled by" or "under common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stock of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise. Notwithstanding the foregoing, for the purposes of this Agreement, none of the following persons shall be considered to be an "Affiliate" of Kos or any of Kos's Affiliates: (i) Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis or their estates, (ii) any trust for the benefit of Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis, or (iii) any corporation, limited liability company, partnership, limited partnership, or other entity that is beneficially owned or controlled by any of the persons in clauses (i) or (ii) above, other than a publicly traded entity and its direct and indirect subsidiaries.

     1.3 "AUTHORIZED GENERIC" means a generic equivalent of the Marketed Product for sale in the Territory which has been authorized by the holder of the NDA for the Marketed Product and has been mutually agreed upon by the Parties pursuant to Section 4.6 of this Agreement.

     1.4 "BANKRUPTCY EVENT" means that the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within sixty (60) days thereafter.

     1.5 "BIOSTUDY" means that certain study in connection with the Development of the Vasocard Product as more particularly described on Schedule 1.5.

     1.6 "BIOVAIL TRADE DRESS" means the packaging and labeling (including the package insert) that has been approved by the FDA prior to the Closing Date for use with the Marketed Product in the Territory.

     1.7 "BIOVAIL TRADEMARK" means each trademark that has been utilized by BLS (or its Affiliates) prior to the Closing Date in the Territory in connection with the Distribution of the Marketed Product and which are set forth on
Schedule 1.7.

     1.8 "BUSINESS DAY" means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York, New York, United States or Bridgetown, Barbados are permitted or required to be closed.

     1.9 "CGCP" means current Good Clinical Practices for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

     1.10 "CGLP" means current Good Laboratory Practices as promulgated under the Act at 21 C.F.R. Part 58, as the same may be amended or re-enacted from time to time and as required by Law in countries other than the United States where non-clinical laboratory studies are conducted.

     1.11 "CGMP" means current Good Manufacturing Practices relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including the principles set forth in 21 C.F.R. Parts 210 and 211.

     1.12 "COMPLETION OF THE BIOSTUDY" means the availability of the report for the study referenced in the definition of "Initiation of the Biostudy" hereunder.

     1.13 "CONTROL" means, with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

     1.14 "CORPORATE TRADEMARK" means the "Biovail" or "Biovail Pharmaceuticals" tradenames, the Biovail symbol, the Biovail.com website addresses and all goodwill associated therewith and all other trademarks, trade names, brand names, logo types, symbols, trade dress and domain names (including the overall look and feel of BLS's (or its Affiliate's) package design, the block color design of all BLS's (and its Affiliate's) packaging, the color coding of all BLS's (and its Affiliate's) packaging, labeling and package inserts) other than the Transferred Product Trade Dress and the Transferred Product Trademarks (including registrations and applications for registration thereof and all renewals, modifications and extensions thereof) used by BLS or its Affiliates in connection with the manufacture, marketing, sale and distribution of their products.

     1.15 "COVER" means, with respect to the Marketed Product, or with respect to technology, that, in the absence of a license granted under a Valid Claim, the making, use, offering for sale, sale, or importation of the Marketed Product, or the practice of such technology, would infringe such Valid Claim.

     1.16 "DILIGENT EFFORTS" means, (i) with respect to the Vasocard Product, the carrying out of obligations or tasks consistent with the standard of practice in the pharmaceutical industry for the development of a pharmaceutical product having similar market potential, profit potential or strategic value as the Vasocard Product, based on conditions then prevailing, including, without limitation, the maturity of the Vasocard Product and the intellectual property protection surrounding the Vasocard Product and (ii) with respect to the Marketed Product, the carrying out of obligations or tasks consistent with the standard of practice in the pharmaceutical industry for the distribution, marketing, offering for sale and selling, of a pharmaceutical product having similar market potential, profit potential or strategic value as the Marketed Product, based on conditions then prevailing, including, without limitation, the maturity of the Marketed Product and the intellectual property protection surrounding the Marketed Product. Diligent Efforts requires that the Party, at a minimum, provided that such actions are commercially reasonable: (a) determine the general industry practices with respect to the applicable activities; (b) reasonably promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress, and monitor such progress on an on-going basis; (c) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (d) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

     1.17 "DEVELOP", "DEVELOPED" or "DEVELOPMENT" means all activities relating to the development of the Vasocard Product up through, and including, obtaining Regulatory Approval of the Vasocard Product, including all test method development, stability testing, toxicology, formulation, process development, cGMP audits (but only those performed prior to Regulatory Approval and excluding any audits for commercial manufacture), cGLP audits, cGCP audits, validation, quality assurance/quality control development, preclinical and clinical testing and studies, regulatory affairs and outside counsel regulatory legal services relating to any of the foregoing, and any activities relating to the manufacture of the Vasocard Product other than commercial quantities thereof. For the avoidance of doubt, the conduct of Phase IV Clinical Trials shall not be considered Development.

     1.18 "DEVELOPMENT EXPENSES" means any and all expenses incurred by BLS or its Affiliates in connection with the Development of the Vasocard Product.

     1.19 "DISTRIBUTION" means any and all activities directed to the distribution, marketing, offering for sale and selling of a pharmaceutical product, including, advertising, educating, planning, promoting and conducting reporting. For purposes of clarity, Distribution shall not include any Phase IV Clinical Trials.

     1.20 "DRUG APPROVAL APPLICATION" means an application for Regulatory Approval required before commercial sale or use of a pharmaceutical product in the Territory as a drug in a regulatory jurisdiction, including, without limitation, an NDA.

     1.21 "FIRST COMMERCIAL SALE" means, with respect to a pharmaceutical product, the first commercial sale of such product in the Territory in compliance with all applicable Laws. For the avoidance of doubt, sales for clinical studies, compassionate use, named patient programs, under a treatment IND, for test marketing, in any nonregistrational studies or in any similar instances shall not constitute a First Commercial Sale.

     1.22 "FDA" means the United States Food and Drug Administration or any successor federal agency thereto.

     1.23 "GAAP" means United States generally accepted accounting principles, consistently applied.

     1.24 "GENERIC ENTRY" means the first to occur of (i) the end of the **** during which the aggregate number of prescriptions filled for an A/B rated generic version(s) of the Marketed Product (which generic version(s) is labeled for the same indications as the Marketed Product) sold by one or more Third Parties in the Territory constitutes on average at **** of the Total Market for the Marketed Product during such **** period; provided, however in the event that the date of such Generic Entry is triggered pursuant to this clause (i), then the date of Generic Entry shall be deemed to be the beginning of the **** period; or (ii) the first commercial sale in the Territory of an Authorized Generic.

     1.25 "GENERIC ENTRY LOST PROFITS" means, if Generic Entry occurs prior to **** an amount equal to the profits (after taking into account any and all costs and expenses associated with the sale of the Marketed Product) (such "profits", "costs" and "expenses" being determined in accordance with GAAP) that Kos would have actually realized from the date of such Generic Entry through **** on the sale of Ordered Product by Kos in the Territory had such Generic Entry not occurred prior to ****.

     1.26 "GENERIC ENTRY LOST PROFITS CAP" means the amount in effect during a given calendar month from the Closing Date and ending **** in which Generic Entry first occurs, calculated based on the following formula: an amount equal to **** on the Closing Date and until ****, which amount shall be decreased monthly in equal monthly installments, on a straight line amortization basis over the period from **** through **** to zero.

     1.27 "GENT AGREEMENT" means that certain Product Development and License Agreement dated as of May 31, 2000, between BLS (or its predecessors in interest), the University of Gent and Jean-Paul Remon ("REMON"), as amended from time to time.

     1.28 "GOVERNMENTAL AUTHORITY" means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body, in each case having jurisdiction over the applicable subject matter.

     1.29 "IND" means an Investigational New Drug Application filed with FDA, or any successor applications, as defined in the Act.

     1.30 "INITIATION OF THE BIOSTUDY" means the initiation of the Biostudy to be conducted with the highest strength between the "Vasocard" and Vasocard/Cardizem LA formulations.

     1.31 "INTELLECTUAL PROPERTY" means Know-How and Patents.

     1.32 "KNOW-HOW" means any of the following that is directly related to the Marketed Product in the Territory that either (a) is Controlled by BLS or its Affiliates on the Closing Date or (b) comes within the Control of BLS or its Affiliates during the Term (with respect to the Marketed Product): non-public information, whether or not patented or patentable, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation, and patent-related and other legal information or descriptions.

     1.33 "LAW" or "LAWS" means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

     1.34 "LOSSES" means any and all amounts paid or payable to Third Parties with respect to a Third Party Claim, including without limitation, damages (including all incidental and consequential damages), deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, lost profits, fees and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts).

     1.35 "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any laws, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

     1.36 "MARKETED PRODUCT" means the extended release tablet formulation pharmaceutical product of the active pharmaceutical ingredient diltiazem hydrochloride currently marketed under the Biovail Trademark Cardizem(R) LA as specified in the FDA approved NDA # 21-392.

     1.37 "MARKETED PRODUCT INVENTORY LEVEL FOR LARGE WHOLESALERS" means the number of Units of inventory of the Marketed Products held in stock by the Large Wholesalers as reported in accordance with BLS's (or its Affiliate's) distribution services agreements with such wholesalers, as of the Closing Date, on an SKU-by-SKU basis.

     1.38 "NDA" means a new drug application or any supplements or amendments thereto submitted to the FDA for commercial sale or use of a pharmaceutical product in the Territory.

     1.39 "ORDERED PRODUCT" means Marketed Product ordered from an Authorized Supplier.

     1.40 "PATENT" means any of the following that is directly related to the Marketed Product in the Territory that (a) Cover Know-How and (b) are Controlled by BLS or its Affiliates: (i) patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent, (ii) pending applications for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors' certificates, (iii) all priority applications of any of the foregoing, and (iv) patent applications filed during the Term which claim any invention conceived prior to the Closing Date, including, without limitation, all patents listed on Schedule 7.1.3(c)(i).

     1.41 "PERSON" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

     1.42 "PHASE IV CLINICAL TRIALS" means certain post-marketing studies to delineate additional information about a pharmaceutical product's risks, benefits, and optimal use, commenced after receipt of Regulatory Approval in the indication for which such trial is being conducted.

     1.43 "PRE-MARKETING" means all sales and marketing activities undertaken prior to and in preparation for the launch of the Vasocard Product in the Territory. Pre-Marketing shall include advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution and enforcement, and other pre-launch activities prior to the First Commercial Sale of the Vasocard Product in the Territory.

     1.44 "REGULATORY APPROVAL" means all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of a pharmaceutical product in a regulatory jurisdiction in the Territory.

     1.45 "REGULATORY AUTHORITY" means any national (e.g., the FDA), regional, state or local regulatory agency, department, bureau, commission, council, court or Governmental Authority in the Territory.

     1.46 "SUPPLY AGREEMENT" means that certain Supply and Employee Agreement to be entered into between an Affiliate of BLS and Kos as of the date hereof relating to the Marketed Product.

     1.47 "TAXES" (and with correlative meaning, "TAX" and "TAXABLE") means all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including those on, or measured by or referred to as, income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

     1.48 "TERRITORY" means (i) with respect to the Transferred Products, the United States, Puerto Rico and the US Virgin Islands and (ii) in all other cases, the United States of America and Puerto Rico.

     1.49 "TEVETEN AGREEMENTS" means, collectively, the Teveten Rights Agreement and the Teveten Supply Agreement. A "Teveten Agreement" shall mean either of the Teveten Rights Agreement or the Teveten Supply Agreement, individually, as applicable.

     1.50 "TEVETEN RIGHTS AGREEMENT" means that certain Teveten Rights Agreement dated as of February 18, 2002 between BLS (or predecessor thereof) and Solvay Pharmaceuticals Marketing & Licensing AG, as amended.

     1.51 "TEVETEN SUPPLY AGREEMENT" means that certain Teveten Products and Eprosartan Supply Agreement dated as of February 18, 2002 between BLS (or predecessor thereof) and Solvay, as amended.

     1.52 "THIRD PARTY" means any entity other than Kos or BLS or their respective Affiliates.

     1.53 "TOTAL MARKET" means, with respect to the Marketed Product, the aggregate total number of prescriptions filled for said Marketed Product and any generic and other versions of said Marketed Product made available in finished form in the Territory.

     1.54 "TRANSFERRED PRODUCTS" means, collectively, the Teveten(R) Products, as such term is defined in the Teveten Rights Agreement.

     1.55 "TRANSFERRED PRODUCT ADVERSE EVENT DOCUMENTATION" means copies of BLS's and its Affiliates' files (whether paper or electronic), in each case relating solely to the Transferred Products in the Territory and containing (i) data for both postmarketing (PMS) and IND safety, (ii) records for all expedited reports submitted by BLS in the Territory, (iii) documents relating to label changes in the Territory, if any, and (iv) FDA submissions by BLS relating to safety since the receipt of marketing authorization in the Territory, in the case of each of the foregoing to the extent that such information is in the possession of BLS or its Affiliates as of the Closing Date and is legally permitted to be assigned.

     1.56 "TRANSFERRED PRODUCT ASSIGNED CONTRACTS" means those agreements listed on Schedule 1.56 attached hereto.

     1.57 "TRANSFERRED PRODUCT BOOKS AND RECORDS" means copies of the material books and records of BLS and/or its Affiliates related solely (or, to the extent not related solely, those portions thereof related solely) to the Transferred Products in the Territory or the Purchased Assets.

     1.58 "TRANSFERRED PRODUCT COPYRIGHTS" means any and all Transferred Product Marketing Materials for the Territory as of the Closing Date which may be subject to copyright protection and/or registration, including, but not limited to, designs, graphics, logos, colors, text and any combination thereof, but excluding the Corporate Trademarks.

     1.59 "TRANSFERRED PRODUCT FINISHED GOODS" means a Transferred Product packaged and ready for sale to an ultimate customer in the Territory.

     1.60 "TRANSFERRED PRODUCT INVENTORY" or "TRANSFERRED PRODUCT INVENTORIES" means all of BLS's (or its Affiliate's) inventories of Transferred Product Finished Goods owned by BLS (or its Affiliates) as of the Closing Date, and all work-in-process, components, packaging materials and other raw materials related solely to the Transferred Products as set forth on Schedule 1.60, whether in the possession of BLS or an Affiliate of BLS or in the possession of or in transit to any distribution center. For purposes of this Agreement, "TRANSFERRED PRODUCT INVENTORY" shall be deemed to include samples of Transferred Product Finished Goods as set forth on Schedule 1.60 for use in promoting Transferred Product Finished Goods and that are not intended to be sold, consistent with FDA requirements.

     1.61 "TRANSFERRED PRODUCT INVENTORY LEVEL FOR LARGE WHOLESALERS" means the number of Units of inventory of the Transferred Products held in stock by BLS's (or its Affiliate's) wholesalers in the Territory, namely, Cardinal Health, McKesson Corporation and AmerisourceBergen Drug Corporation and their affiliates (collectively, the "LARGE WHOLESALERS"), as reported in accordance with BLS's (or its Affiliate's) distribution services agreements with such wholesalers, as of the Closing Date, on an SKU-by-SKU basis.

     1.62 "TRANSFERRED PRODUCT KNOW-HOW" shall have the meaning ascribed to the term "Teveten Know How" in the Teveten Rights Agreement.

     1.63 "TRANSFERRED PRODUCT MARKETING MATERIALS" means copies of all marketing materials used solely and specifically with respect to the Transferred Product in the Territory, including all advertising and display materials, product data, price lists, sales materials, marketing information, and marketing plans, in the case of each of the foregoing to the extent that such information is in existence, in the possession of BLS or its Affiliates as of the Closing Date and is legally permitted to be assigned.

     1.64 "TRANSFERRED PRODUCT REGISTRATIONS" means those Regulatory Approvals for the Transferred Products in the Territory listed on Schedule 1.64.

     1.65 "TRANSFERRED PRODUCT TRADEMARKS" means the trademarks (whether registered or not), including registrations and applications for registration thereof and all goodwill associated therewith (and all renewals, modifications and extensions thereof), and the registrations and applications for registration and all goodwill associated therewith (and all renewals, modifications and extensions thereof) for domain names used in connection with the Transferred Products in the Territory, and which are listed on Schedule 1.65.

     1.66 "TRANSFERRED PRODUCT TRADE DRESS" means the current trade dress used solely in connection with the Transferred Products in the Territory and the packaging, labeling and package inserts solely and exclusively associated with the sale of the Transferred Products in the Territory (including the lettering of each of the Transferred Product's name used solely and exclusively in connection with the sale of the Transferred Products in the Territory).

     1.67 "UNIT" means an individual unit of a Transferred Product.

     1.68 "VALID CLAIM" means: (a) a claim of an issued Patent that has not (i) expired or been canceled, (ii) been declared invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned, disclaimed or dedicated to the public; and (b) a claim included in a pending patent application that is being actively prosecuted in accordance with this Agreement and that has not been (i) canceled, (ii) withdrawn from consideration,
(iii) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken), or (iv) abandoned or disclaimed.

     1.69 "VASOCARD PRODUCT" means that certain combination pharmaceutical product combining the Product with the active pharmaceutical ingredient enalapril to be Developed by BLS pursuant to the terms of this Agreement and which is known as Vasocard.

INTERPRETATION. Unless the context of this Agreement otherwise requires: (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," and other similar words refer to this entire Agreement; (d) the terms "Article" and "Section" refer to the specified Article and Section of this Agreement; and (e) the term "including" shall mean "including, without limitation". Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

ADDITIONAL DEFINITIONS. Each of the following definitions is set forth in the Section of this Agreement indicated below:

                DEFINITION                      SECTION
-----------------------------------------   --------------
Agreement                                   Preamble
Actual Inventory Value                      Section 5.2
Breaching Party                             Section 9.2.1
BLS                                         Preamble
Closing Date Payment                        Section 5.1
Confidential Information                    Section 8.1.1
Disclosing Party                            Section 8.1.1
Dollars                                     Section 14.8
Effective Date                              Preamble
Estimated Inventory Value                   Section 5.2
First Milestone Payment                     Section 5.8.1
Indemnification Claim Notice                Section 11.2
Indemnified Party                           Section 11.2
Indemnifying Party                          Section 11.2
Indemnitee                                  Section 11.2
Indemnitees                                 Section 11.2
Independent Accounting Firm                 Section 5.2.2
Kos                                         Preamble
Large Wholesalers                           Section 1.61
Material Breach                             Section 9.2.1
Milestones                                  Section 5.9
Notice of Termination For Material Breach   Section 9.2.3
Notifying Party                             Section 9.2.1
Open Purchase Orders                        Section
Parties                                     Preamble
Party                                       Preamble
Purchased Assets                            Section 2.2.1

                DEFINITION                      SECTION
-----------------------------------------   --------------
Receiving Party                             Section 8.1.1
Representatives                             Section 12.1
Statement of Actual Inventory Value         Section 5.2.1
Term                                        Section 9.1
Third Party Claim                           Section 11.1.1
Transaction Documents                       Section 13.1.3
Transferred Product Grants                  Section 2.3
$                                           Section 14.8

                                    ARTICLE 2
                            SALE OF PURCHASED ASSETS

     2.1 GENERAL. This Agreement, among other things, has the purpose of effectuating the sale and transfer by BLS to Kos, and the purchase and acceptance by Kos from BLS, of the Purchased Assets and rights to the Transferred Product in the Territory.

     2.2 SALE OF ASSETS.

          2.2.1 PURCHASED ASSETS. On the Closing Date, and on the terms and subject to the conditions of this Agreement, BLS will, and will cause its Affiliates, where applicable, to, sell, assign, convey and transfer to Kos or other entity designated by Kos, and Kos or such designated entity will purchase and accept from BLS and its Affiliates, the following assets related to the Transferred Products (collectively, the "PURCHASED ASSETS"):

               (A) the Transferred Product Registrations;

               (B) copies of BLS's and its Affiliates' files (whether paper or electronic) pertaining to the Transferred Product Registrations to the extent such information is within the possession of or otherwise attainable by BLS or its agents as of the Closing Date;

               (C) all Transferred Product Inventories;

               (D) copies of the Transferred Product Books and Records;

               (E) the Transferred Product Trademarks (and the Transferred Product Trademark registrations in the Territory), the Transferred Product Trade Dress and Transferred Product Copyrights;

               (F) the Transferred Product Marketing Materials;

               (G) the Transferred Product Adverse Event Documentation;

               (H) all rights and interest of BLS and BLS's Affiliates to all Transferred Product Assigned Contracts, pursuant to and in accordance with the Assignment and Assumption Agreement;

               (I) the existing lists of all current customers and suppliers for the Transferred Products in the Territory;

               (J) any and all other information or documentation in BLS's or its Affiliates possession solely to the extent relating to the marketing or sale of the Transferred Product in the Territory;

               (K) the Transferred Product Know-How; and

               (L) all of BLS' or its Affiliate's rights to the Opadry film coat solely with respect to the Transferred Products and other references on Schedule 7.1.2(b).

          2.2.2 TIMING OF TRANSFER. Notwithstanding Section 2.2.1 above, the transfer of the Transferred Product Registrations shall occur in accordance with the provisions of Section 2.6 below, and the transfer of Transferred Product Inventory shall occur in accordance with the provisions of Section 5.2 below. Furthermore, the delivery of the Purchased Assets described in Sections 2.2.1(b), (d), (e), (f), (g), (i), and (j) shall occur as promptly as reasonably practicable following the Closing but in no event later than thirty (30) days after the Closing Date.

          2.2.3 OTHER ASSETS.

               (A) GENERAL. The Parties agree and acknowledge that the Purchased Assets shall not include the Corporate Trademark, any plant, real property, equipment, accounts receivable, cash or any refund or credit of Taxes attributable to any period of time prior to the Closing Date, those items set forth on Schedule 2.2.3, any other patents or intellectual property that do not relate to the Transferred Products in the Territory, and any and all other information or documentation in BLS' or its Affiliates' possession except solely to the extent relating to the marketing or sale of the Transferred Product in the Territory. Kos acknowledges and agrees that BLS may retain a copy of all or part of the documentation that it delivers to Kos hereunder for archival purposes or for other permitted activities under this Agreement.

               (B) OPEN PURCHASE ORDERS. With respect to any customer orders relating to the Transferred Products in the Territory received by BLS or its Affiliates after 3:00 p.m. EST on April 29, 2005 through the Closing Date (the "OPEN PURCHASE ORDERS"), BLS shall (or shall cause its applicable Affiliates to) either (i) cancel such Open Purchase Orders and direct the customer to place such orders with Kos or (ii) transfer all right, title and interest in and to such Open Purchase Orders to Kos.

     2.3 GRANTS RELATED TO TRANSFERRED PRODUCTS. Subject to the terms and conditions of this Agreement, BLS hereby grants (and BLS shall cause its applicable Affiliates to grant) to Kos the right to use the Corporate Trademark solely to the extent necessary for Kos to distribute and sell finished Transferred Product Inventory in the Territory and only to the extent permitted by applicable Law (the "TRANSFERRED PRODUCT GRANTS"). Unless this Agreement terminates earlier, the grant of rights pursuant to this 2.3 shall terminate immediately upon the exhaustion of the Transferred Product Inventory transferred pursuant to the terms of this Agreement.

     2.4 ASSUMED LIABILITIES AND RETAINED LIABILITIES.

          2.4.1 ASSUMED LIABILITIES. As of the Closing Date, Kos shall assume, be responsible for and pay, perform and discharge when due the following (collectively, the "ASSUMED LIABILITIES"):

               (A) any Liability arising from any product liability, breach of warranty, patent or trademark infringement claim, or any other action or claim resulting from the sale of any Transferred Product (including any Liabilities, relating to voluntary or involuntary recalls of such Transferred Product), arising out of, and to the extent attributable to, acts, omissions or events occurring after the Closing Date or relating to the sale of any Transferred Product after the Closing Date, other than such Liabilities to the extent resulting from the actions of BLS taken after the Closing Date;

               (B) any Liabilities arising after the Closing Date relating to the Purchased Assets and the Transferred Product Grants, including, without limitation, all obligations incurred on or after the Closing Date under the Transferred Product Assigned Contracts including, pursuant to Section 2.2.3(b), the obligation to fill Open Purchase Orders transferred to Kos;

               (C) subject to Section 2.7, all Rebates in connection with the sale of the Transferred Product from and after the Closing Date;

               (D) subject to Section 2.7, all Chargebacks, and any other post-sale refunds, price adjustments and other similar payments, credits or liabilities regarding sales of Transferred Products from and after the Closing Date;

               (E) subject to Section 2.7, all returns of Transferred Product in connection with the sale of the Transferred Product from and after the Closing Date; and

               (F) credits, reimbursements, and similar payments to buying groups, insurers and other institutions in connection with Transferred Product sold after the Closing Date.

     Assumed Liabilities shall not include any Liability for Taxes (including any penalties, additions, fines, surcharges, or interest relating thereto), including costs, expenses, and legal counsel fees, attributable to transactions between BLS (and/or its Affiliates) and any other person (other than transactions entered into pursuant to this Agreement and any Open Purchase Orders transferred to Kos pursuant to Section 2.2.3(b)) in respect of the Purchased Assets or the Transferred Products.

          2.4.2 RETAINED LIABILITIES. All Liabilities relating to the Purchased Assets or the Transferred Products arising out of or attributable to acts, omissions or events occurring on or prior to the Closing Date or relating to the sale of any Transferred Product prior to the Closing Date (in each case, other than such Liabilities to the extent resulting from the actions of Kos taken prior to the Closing Date), shall be retained by BLS, or its Affiliates, as the case may be (collectively, the "RETAINED LIABILITIES"). Retained Liabilities shall include any Liability for Taxes (including any penalties, additions, fines, surcharges, or interest relating thereto), including costs, expenses, and legal counsel fees attributable to transactions between BLS (and/or its Affiliates) and any other person (other than transactions entered into pursuant to this Agreement and any Open Purchase Orders transferred to Kos pursuant to Section 2.2.3(b)) in respect of the Purchased Assets or the Transferred Products.

     2.5 NONASSIGNABILITY OF ASSETS. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment or delivery to Kos of any asset that would be a Purchased Asset or any claim or right arising thereunder is prohibited by any applicable Law or would require any governmental or Third Party authorizations, consents or waivers, and such authorizations, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment or delivery of such asset (and the failure to obtain such authorization, consent or waiver and the failure to sell, assign or deliver such assets shall not constitute a breach of this Agreement by BLS), and this Agreement shall not constitute a sale, assignment, or delivery of such asset or an attempt thereof. Following the Closing, the parties shall use commercially reasonable efforts (other than the payment of monies), at BLS's sole cost and expense, and shall cooperate with each other, to obtain promptly such authorizations, consents or waivers. Pending such authorization, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Kos the benefits of use of such asset and to BLS the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Kos at the Closing without liability to BLS.

     2.6 REGULATORY MATTERS WITH RESPECT TO THE TRANSFERRED PRODUCTS.

          2.6.1 FILINGS WITH REGULATORY AUTHORITIES REGARDING TRANSFER OF REGISTRATIONS IN THE TERRITORY. BLS and Kos will establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the Transferred Product Registrations in the Territory. Promptly after Closing, the Parties shall file with the FDA, such information as may be required in order to transfer the Transferred Product Registrations from BLS to Kos. BLS shall file the information required of a former owner, and Kos shall file the information required of a new owner, at each Party's own expense. Both Kos and BLS also agree to use commercially reasonable efforts to take any actions required by the Regulatory Authorities or other government/health agencies to effect the transfer of the Transferred Product Registrations from BLS to Kos, and hereby further agree to cooperate with each other in order to effectuate the foregoing transfer of Transferred Product Registrations at Kos's expense. The Parties agree to use commercially reasonable efforts to complete the filing of the transfer of the Transferred Product Registrations in the Territory within thirty (30) days from the Closing Date. BLS may retain an archival copy of the Transferred Product Registrations, including supplements and records that are required to be kept under 21 C.F.R. Section 314.81.

          2.6.2 RESPONSIBILITY FOR THE TRANSFERRED PRODUCT. From and after the Closing Date, Kos shall assume all regulatory responsibilities permitted or required by applicable Laws, in connection with the Transferred Product and the Transferred Product Registrations in the Territory, including (i) responding to all medical inquiries, (ii) responsibility for reporting any adverse drug events in connection with the Transferred Products, and (iii) responsibility for compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time. After the Closing Date, Kos shall assume all responsibility for any and all fee obligations for holders or owners of approved NDAs and Regulatory Approvals relating to the Transferred Products, including those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time.

          2.6.3 MARKETING ACTIVITIES. Promptly following the Closing, BLS and Kos shall mutually agree on the form of correspondence to be sent to each customer and supplier of the Transferred Products, and any other relevant Third Party mutually agreed to by BLS and Kos, informing each such party of the sale and transfer of the Transferred Products to Kos.

          2.6.4 AFFILIATES. Kos hereby agrees and acknowledges that all or some of the rights and obligations of BLS under this Section 2.6 may be held and fulfilled by its Affiliate.

     2.7 CHARGEBACKS, REBATES AND RETURNS.

          2.7.1 MANAGED MARKET ACTIVITIES. As soon as is reasonably practicable following the Closing Date and to the extent permitted by applicable Law, Kos shall become responsible for managing the marketing and promotion of the Transferred Products across all managed market and government segments in the Territory, and with respect thereto, shall have exclusive responsibility for:
(i) contracting execution, (ii) government reporting, rebate and chargeback processing and payment, federal supply schedule calculations and pricing schedules, (iii) contract compliance, monitoring and audits, and (iv) contract administration and claims processing (collectively, the "MANAGED MARKET ACTIVITIES"). Without limiting the generality of the foregoing, with respect to Rebates under Medicaid and federal supply service contracts, Kos shall assume as soon as is reasonably practicable following the Closing Date responsibility therefor after the Closing Date under its own Medicaid and federal supply service contracts. In furtherance of its obligations to become responsible as soon as is reasonably practicable following the Closing Date with respect to Managed Market Activities and all reporting obligations thereunder, Kos has obtained as of the Closing Date, its own NDC numbers for each of the Transferred Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Kos. Kos shall have the right to utilize the existing BLS (or its applicable Affiliate's) packaging and NDC number on all invoices, orders and other communications with customers and Governmental Authorities until the later of such time as (A) new inventory of packaged Transferred Product is available with Kos packaging and NDC numbers and (B) Kos has exhausted any remaining portion of the Transferred Product Inventory that is in BLS (or its applicable Affiliate) packaging and contains BLS (or its applicable Affiliate's) NDC numbers, but in no event more than six (6) months after the Closing Date. Thereafter, Kos shall use its new NDC numbers on all invoices, orders and other communications with customers and Governmental Authorities. As used herein, the term "NDC" means the "National Drug Code", which is the eleven digit code registered by a company with the FDA with respect to a Transferred Product.

          2.7.2 AVERAGE MANUFACTURER PRICE AND BEST PRICE. From and after the Closing Date, Kos shall be responsible for calculating for the Transferred Products in the Territory (i) the "Best Price" (or "BP") (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(C), and (ii) the "Average Manufacturer Price" (or "AMP") (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(k)(1). To the extent not otherwise prohibited by applicable confidentiality restrictions, for so long as the Transferred Products are sold under BLS's (or its applicable Affiliate's) NDC numbers, Kos shall submit to BLS the AMP and BP values and a written summary describing Kos's methodology for calculating such values, in each case by the twenty-fifth (25th) day of the month following the end of each calendar month during the Term; provided, however that Kos agrees to use commercially reasonable efforts to obtain permission from Third Parties to share such information with BLS (and its Affiliates). Following receipt of such values, BLS shall submit (or shall cause its Affiliate to submit) such values to the Center for Medicaid and Medicare Services in compliance with all applicable Laws. To the extent not otherwise prohibited by applicable confidentiality restrictions or by applicable Law, within thirty (30) days of the Closing Date, BLS (or its applicable Affiliate) shall provide Kos with the baseline information and AMP and any such similar information needed by Kos to establish its rebate and chargeback systems. BLS (or its applicable Affiliate) agrees to use commercially reasonable efforts (or cause its Affiliate to use commercially reasonable efforts) to obtain permission from Third Parties to share such information with Kos.

          2.7.3 CHARGEBACKS. For so long as a given Transferred Product is sold under BLS's (or its applicable Affiliate's) NDC numbers, BLS (or its applicable Affiliate) shall continue to be responsible for the processing, payment, administration and support of all chargebacks under any government or managed market contract ("CHARGEBACKS"), regardless of when the claim for such Chargeback is made; provided, however that Kos shall reimburse BLS for all such amounts relating to Chargebacks for Transferred Product sold after the Closing Date on a monthly basis within thirty (30) days after receipt of an invoice from BLS (or its applicable Affiliate) therefor and BLS (or its applicable Affiliate) shall remain solely responsible for all such amounts relating to Chargebacks for Transferred Product sold prior to the Closing Date. Notwithstanding the foregoing, to the extent that a Third Party incorrectly reports a Chargeback using the wrong NDC number, the Parties will discuss any equitable adjustment to account for such incorrect reports.

          2.7.4 REBATES. For so long as a given Transferred Product is sold under BLS's (or its applicable Affiliate's) NDC numbers, BLS (or its applicable Affiliate) shall continue to be responsible for the processing, payment, administration and support of (i) all quarterly Medicaid rebates with respect to such Transferred Product in the Territory submitted by state governments to be paid by manufacturers in accordance with Section 1927(c)(1), (2) and (3) of the Social Security Act, (ii) supplemental rebates in accordance with supplemental rebate agreements with state governments for such Transferred Product in the Territory (but only until the time such supplemental rebate agreements for such Transferred Product expire or are terminated by Kos), (iii) rebates submitted with respect to such Transferred Product in the Territory for participating in State Pharmacy Assistance Programs and (iv) rebates submitted pursuant to managed market contracts, including, Pharmacy Benefit Managers and Health Maintenance Organizations (collectively, "REBATES"), in each case, solely for the Transferred Product labeled with BLS's (or its applicable Affiliate's) NDC number, regardless of when the claim for such Rebate is made; provided, however that Kos shall reimburse BLS for all such Rebates relating to the Transferred Products sold after the Closing Date on a quarterly basis within thirty (30) days after receipt of an invoice from BLS (or its applicable Affiliate) therefor and BLS (or its applicable Affiliate) shall remain solely responsible for all such Rebates relating to the Transferred Products sold prior to the Closing Date. Notwithstanding the foregoing, to the extent that a Third Party incorrectly reports a Rebate using the wrong NDC number, the Parties will discuss any equitable adjustment to account for such incorrect reports.

          2.7.5 OTHER DISCOUNTS. Notwithstanding the provisions of Section 2.7.3 or 2.7.4, Kos will be solely responsible for all discounts, receivables and trade terms with respect to sales of the Transferred Products following the Closing Date, and BLS (or its applicable Affiliate) shall be solely responsible for all discounts, receivables and trade terms with respect to sales of the Transferred Product prior to the Closing Date. Kos shall ensure that all information provided with respect to any sales of the Transferred Product with the NDC number of BLS (or its applicable Affiliate) shall be in compliance with applicable Laws.

          2.7.6 RETURNS. Kos shall be responsible for handling and processing all returns of Transferred Product in the Territory from and after the Closing Date. Notwithstanding the foregoing, (i) BLS (or its applicable Affiliate) shall continue to be solely responsible for the financial obligations relating to returns of Transferred Products (in accordance with BLS's, or its applicable Affiliate's returned goods policies) sold in the Territory prior to the Closing Date (based on lot numbers), (ii) Kos shall be solely responsible for the financial obligations relating to returns of Transferred Product sold in the Territory from and after the Closing Date (based on lot numbers) and (iii) to the extent that Transferred Products bearing the same lot number were sold by BLS (or its Affiliate) prior to Closing Date and sold by Kos (or available for sale by Kos) from and after the Closing Date (each, a "SHARED LOT"), the Parties shall share all financial responsibility for such Shared Lot returns based on the percentage of such Shared Lot sold by BLS (or its Affiliate) prior to the Closing Date and the percentage of the Shared Lot sold by Kos (or available for sale by Kos) from and after the Closing Date.

     2.8 OTHER RIGHTS. Except as expressly provided in this Agreement, neither Party grants to the other Party any right in any intellectual property right, whether by implication, estoppel or otherwise. Any rights of either Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party. In addition, BLS shall retain all rights necessary for BLS to fulfill its obligations hereunder.

     2.9 ACCESS TO INFORMATION. After the Closing, each Party agrees to cooperate with the other Party (the "REQUESTING PARTY") and to grant to the Requesting Party and its employees (and to cause such access to be available to the employees of its Affiliates), attorneys, accountants, officers, representatives, and agents, during normal business hours and upon at least two
(2) Business Days' advance written notice, reasonable access to such Party's management personnel and to the records relating to the Transferred Product (including the Transferred Product Registrations) and to permit copying at the Requesting Party's expense or, where reasonably necessary, to documents relating to the Purchased Assets during the period the Purchased Assets were owned by such Party for the sole purposes of (i) any financial reporting or tax matters (including any financial and tax audits, tax contests, tax examination, preparation of any tax returns or financial records for the Requesting Party or its Affiliates) relating to the Transferred Product; (ii) any claims or litigation involving the Requesting Party and the Purchased Assets relating to the Transferred Product; or (iii) any investigation of the Requesting Party being conducted by any federal, state, or local governmental authority relating to the Transferred Product. Each Party shall maintain, for the extent required by applicable law, but in any event for not less than six (6) years, all such records and documents in the Territory and shall not destroy or dispose of any such records and documents prior to the end of such required or six (6) year period, without the prior written consent of the other Party.

                                   ARTICLE 3
          PHASE IV CLINICAL TRIALS AND DEVELOPMENT OF VASOCARD PRODUCT

     3.1 GRANT OF PHASE IV RIGHTS WITH RESPECT TO THE MARKETED PRODUCT. Upon the terms and subject to the conditions of this Agreement and effective as of the Closing Date, BLS hereby grants to Kos, during the Term, a royalty-free license to refer to the NDA for the Marketed Product for the limited purpose of enabling Kos to conduct Phase IV Clinical Trials for the Marketed Product in the Territory. For purposes of clarity, the foregoing grant shall not give Kos any other rights with respect to the commercialization, sale or use of the Marketed Product in the Territory. Kos shall have the sole discretion to determine all such Phase IV Clinical Trials to be conducted by Kos, provided however, that Kos shall, prior to conducting such Phase IV Clinical Trials, provide a detailed protocol for such Phase IV Clinical Trial to BLS for BLS's review and shall consider BLS's comments thereto in good faith. BLS shall provide its comments to Kos promptly after receipt of Kos's detailed protocol and Kos shall not finalize such protocol until receipt of BLS's comments and due consideration thereof pursuant to the terms of this Section 3.1. Kos shall solely own all data and other information arising out of any such Phase IV Clinical Trial; provided, however that Kos shall grant, and hereby does grant to BLS, an exclusive, worldwide, irrevocable, fully-paid, royalty-free, sublicensable, right and license in and to such data and other information in each case, for use by BLS (and its Affiliates) from and after the end of the Term (with respect to the Marketed Product), which license shall survive the expiration or termination of this Agreement. Kos shall conduct and complete each such Phase IV Clinical Trial in accordance with all applicable Laws (including, without limitation all cGCPs, cGLPs and cGMPs) and all Regulatory Approvals for the Marketed Product in the Territory. BLS hereby agrees to use commercially reasonable efforts to supply, or cause its Affiliates or Third Parties to supply, to Kos all bulk finished Marketed Product and bulk placebos (but not comparator drugs or other materials) to conduct any such Phase IV Clinical Trials at BLS or its Affiliates' actual cost of manufacture (or purchase price, as applicable), as determined by BLS or its Affiliates' accounting policies and procedures, consistently applied in conformity with GAAP. The costs of any such Phase IV Clinical Trial shall be borne by solely by Kos. Kos shall not conduct any Phase IV Clinical Trial with respect to the Marketed Product except in accordance with the terms of this Agreement. If Kos engages a Third Party to perform any Phase IV Clinical Trials for Marketed Product in the Territory, such Third Party will be directed and controlled by Kos and Kos shall remain liable for all activities of such Third Party and all obligations of Kos hereunder. Any such Third Parties shall be subject to confidentiality and non-use obligations at least as stringent as those set forth in Article 8.

     3.2 DEVELOPMENT OF VASOCARD PRODUCT. On the terms and subject to the conditions of this Agreement, BLS shall use Diligent Efforts to pursue the Development of the Vasocard Product for sale in the Territory. The Parties further agree and acknowledge that all Development Expenses in connection with the Development of the Vasocard Product shall be borne initially by BLS, subject, however, to the payment of the Milestones by Kos pursuant to Section
5.8. Notwithstanding anything to the contrary contained herein, BLS shall have the right to assign or subcontract any or all of its Development obligations hereunder to an Affiliate. BLS shall provide Kos quarterly updates with respect to the status of the Development of the

Vasocard Product by BLS hereunder describing in reasonable detail the status of the Development of the Vasocard Product, including without limitation the then current status of completed Development, Development accomplished during the preceding calendar quarter, known problems and the anticipated effect on the Development of the Vasocard Product, current and planned staffing, and any other information pertaining to the Development of the Vasocard Product reasonably requested by Kos, in each case to the extent not otherwise prohibited by applicable confidentiality restrictions or applicable Law (provided, however, that BLS shall use commercially reasonable efforts to obtain permission from Third Parties to share such information with Kos). BLS shall promptly inform Kos of all material interaction, correspondence or meetings with the FDA or other Regulatory Authority relating to the Vasocard Product. BLS shall solicit Kos's input and recommendations with respect to the labeling of the Vasocard Product for sale in the Territory and shall consider such input and recommendations in good faith.

     3.3 SUPPLY AND DISTRIBUTION AGREEMENT FOR THE VASOCARD PRODUCT IN THE TERRITORY. Prior to payment of the First Milestone Payment, the Parties (or their Affiliates) shall negotiate and enter into an agreement for the Distribution and supply of the Vasocard Product in the Territory with the supply term economics set forth on Schedule 3.3 hereto and such other terms and conditions mutually agreed upon by the Parties (or their Affiliates), pursuant to which Kos shall be responsible for the Distribution (including, without limitation, any and all Pre-Marketing activities) of the Vasocard Product in the Territory.

     3.4 LIMITATIONS ON OUTSIDE DEVELOPMENT. Notwithstanding anything to the contrary contained herein, neither Party shall undertake or pursue any Development of the Vasocard Product for sale in the Territory except in accordance with the terms of this Agreement.

     3.5 USE OF THIRD PARTIES. BLS may retain Third Parties to perform its Development activities hereunder; provided, however that BLS shall remain liable for the performance of its obligations hereunder which it assigns or subcontracts to such Third Parties. Any Third Parties performing Development activities hereunder shall be subject to confidentiality and non-use obligations at least as stringent as those set forth in Article 8.

     3.6 DRUG APPROVAL APPLICATIONS AND REGULATORY APPROVALS FOR THE VASOCARD PRODUCT. All existing Drug Approval Applications and INDs for the Vasocard Product in the Territory shall be owned by and held in the name of BLS (or its Affiliate) as sponsor of record. All future Drug Approval Applications and INDs for the Vasocard Product in the Territory shall be filed in the name of and owned by BLS (or its Affiliate). During the Term, BLS shall seek, at its expense, consistent with applicable Laws, all necessary Regulatory Approvals for the Vasocard Product, including, without limitation, INDs, drug master file and NDA, as applicable.

     3.7 ASSISTANCE. Subject to the terms of this Article 3, each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Law applicable to the Development of the Vasocard Product hereunder, including, but not limited to, meeting, reporting and other obligations to maintain and update any Regulatory Approvals therefor.

     3.8 COMPLIANCE WITH LAWS. Each Party or its permitted Third Party contractors shall perform its responsibilities under this Article 3 in accordance with all applicable Laws, including without limitation cGLPs, cGCPs and cGMPs.

     3.9 RIGHT OF NOTICE. In the event that during the Term (with respect to the Marketed Product), BLS (or its Affiliate) proposes to grant rights to a Third Party to sell and distribute the pharmaceutical products set forth on Schedule
3.9 for the treatment of cardiovascular diseases in the Territory (a "PROPOSED TRANSACTION"), then BLS (or its applicable Affiliate) shall provide Kos written notice thereof (the "PROPOSED TRANSACTION NOTICE") prior to consummation of such Proposed Transaction and thereafter BLS and Kos shall, for a period of thirty
(30) days, discuss terms for such Proposed Transaction (the "KOS PROPOSAL"). In the event the Parties agree on the Kos Proposal within such thirty (30) day period, the Parties shall have an additional thirty (30) days to enter into definitive agreements with respect thereto. Notwithstanding anything to the contrary contained herein, in the event the Parties do not agree on the Kos Proposal or are not able to enter into definitive agreements within such subsequent thirty (30) day period, (i) BLS (or its applicable Affiliate) shall be entitled to consummate any such Proposed Transaction with any Third Party, in any form, without any liability or other obligation to Kos and (ii) Kos shall have no other rights with respect to the Proposed Transaction other than merely making the Kos Proposal to BLS (or its applicable Affiliate).

                                   ARTICLE 4
                        DISTRIBUTION OF MARKETED PRODUCT

     4.1 PRINCIPLES OF DISTRIBUTION. Upon the terms and subject to the conditions of this Agreement, and effective as of the Closing Date, BLS hereby appoints Kos, during the Term of this Agreement, as BLS's exclusive distributor, including to the exclusion of BLS and its Affiliates, of the Marketed Product in the Territory, and in connection therewith, grants to Kos the exclusive right to Distribute the Marketed Product for sale in the Territory (provided, however, that Kos acknowledges that it does not have the right to Distribute the Product outside the Territory). Kos shall be solely responsible for, at its sole cost and expense, the Distribution of the Marketed Product in the Territory. Kos shall be the Party responsible for the booking of sales of Marketed Product in the Territory. Kos shall not promote, market or otherwise Distribute the Marketed Product for any use outside the Territory. Kos shall use Diligent Efforts to Distribute the Marketed Product in the Territory. BLS hereby grants to Kos the right to use the Biovail Trademarks and Biovail Trade Dress to Distribute the Marketed Product for sale in the Territory upon the terms and subject to the conditions of this Agreement (and Kos shall be entitled to grant such rights to use the Biovail Trademarks and Biovail Trade Dress to an Authorized Supplier). Kos undertakes that, following expiration or termination of this Agreement, it will refrain from all further use of the Biovail Trademarks and Biovail Trade Dress and that it will not use any marks or dress which are confusingly similar to the Biovail Trademarks or Biovail Trade Dress; provided however, that for a period of up to six (6) months following expiration of the Term (with respect to the Marketed Product), Kos shall be entitled to continue to use the Biovail Trademarks and Biovail Trade Dress in connection with the sale of any Marketed Product in Kos' inventory (or being held for delivery to Kos). For purposes of clarity, the foregoing appointment shall not give Kos any rights with respect to (i) the development of the Marketed Product or (ii) except as set forth in this Agreement, regulatory matters in connection with the Marketed Product. Kos hereby agrees that it shall only order

Marketed Product for Distribution in the Territory from a supplier reasonably approved by BLS and reasonably acceptable to Kos (an "AUTHORIZED SUPPLIER"). BLS and Kos acknowledge that BLS has designated Biovail Pharmaceuticals, Inc. as an Authorized Supplier as of the Closing Date. On, or as promptly as reasonably practicable after, the Closing Date, BLS (or its applicable Affiliate) shall notify the FDA, which notification shall be substantially in the form attached hereto as Schedule 4.1, that with respect to the Marketed Product in the Territory, Kos shall have full responsibility for, and thereafter during the Term (with respect to the Marketed Product), Kos shall be responsible for, certain regulatory activities with respect to the Marketed Product.

     4.2 TERMS AND CONDITIONS OF SALE. Subject to the diligence obligations set forth in Section 4.1, Kos shall have the right to determine the distribution and selling strategies with respect to the Marketed Product in the Territory, including the price and other terms and conditions under which the Marketed Product will be sold to Third Parties in the Territory (including price variations among customers); provided that Kos shall not rename or re-brand the Marketed Product. Within twelve (12) days after the end of each calendar month during the Term (with respect to the Marketed Product), Kos shall submit to BLS a report providing in reasonable detail, the gross sales and net sales information for all sales of the Marketed Product during such month.

     4.3 DISTRIBUTION DATA. Kos shall own all marketing, sales, distribution and other commercialization data and other marketing, sales, distribution and commercialization information resulting from the Distribution of the Marketed Product in the Territory following the Closing Date (the "DISTRIBUTION DATA"). For purposes of clarity, nothing contained in this Agreement grants Kos the right to conduct any clinical studies, except with respect to any Phase IV Clinical Trials as set forth in Section 3.1, with respect to the Marketed Product.

     4.4 USE OF THIRD PARTIES. Kos covenants and agrees not to use any Third Party to perform its Distribution activities for the Marketed Product in the Territory without the prior written approval of BLS, such approval not to be unreasonably withheld, and it being agreed that Kos may engage DDN to provide warehousing and distribution services without the consent of BLS. If Kos engages a Third Party sales force, such Third Party sales force will be directed, trained and controlled by Kos and Kos shall remain liable for all activities of such Third Party and all obligations of Kos hereunder.

     4.5 RESTRICTIONS ON COMPETITION.

          4.5.1 During the Term (with respect to the Marketed Product) and without the prior written consent of BLS in its sole discretion, for so long as there has been no Generic Entry with respect to the Marketed Product, neither Kos nor its Affiliates shall, directly or indirectly, either alone or through any Third Parties, distribute, market or sell in any part of the Territory, any pharmaceutical product that is a calcium channel blocker for hypertension and/or angina having an approved indication the same as or similar to the Marketed Product, except for the Marketed Product pursuant to the terms of this Agreement. During the Term (with respect to the Marketed Product) and without the prior written consent of BLS in its sole discretion, for so long as there has been no Generic Entry with respect to the Marketed Product (and for a period of **** thereafter), neither Kos nor its Affiliates shall, directly or indirectly, either alone or through any Third Parties, distribute, market or sell in any part of the Territory, any pharmaceutical product containing diltiazem having an approved indication the same as or similar to the Marketed Product, except for the Marketed Product pursuant to the terms of this Agreement.

          4.5.2 During the Term (with respect to the Marketed Product) and without the prior written consent of Kos in its sole discretion, for so long as there has been no Generic Entry with respect to the Marketed Product (and for a period of **** thereafter), neither BLS nor its Affiliates shall, directly or indirectly, either alone or through any Third Parties, distribute, market or sell in any part of the Territory any prescription, over-the-counter or other form of product that is a modification of or improvement to, or new dosage strength of or new indication for, the Marketed Product, except that an Affiliate of BLS may be Kos's Authorized Supplier.

     4.6 AUTHORIZED GENERIC. At the request of a Party from time to time during the Term (with respect to the Marketed Product), the Parties shall meet to discuss the possibility of partnering with a Third Party for the purpose of Distributing an Authorized Generic for sale in the Territory and agree on a plan of execution with respect to such Authorized Generic. Thereafter, in the event Kos desires to so Distribute an Authorized Generic, Kos shall notify BLS in writing of its request to Distribute an Authorized Generic in the Territory, which request shall include a forecast of Kos's demand for the Authorized Generic for the first eighteen (18) months from launch. BLS may, (i) from and after the Effective Date through ****, in BLS's sole discretion and (ii) after **** to the end of the Term (with respect to the Marketed Product), in BLS's reasonable discretion (which discretion shall not take into account the supply price financial terms), within thirty (30) Business Days of Kos's written request, notify Kos whether it agrees to grant rights to Kos to Distribute an Authorized Generic on the terms of this Agreement, mutatis, mutandis and thereafter (x) such Authorized Generic shall be included as a "Marketed Product" under this Agreement and (y) Kos hereby agrees that it shall only order Authorized Generic for Distribution in the Territory from BLS or on behalf of BLS from an Authorized Supplier.

     4.7 PROMOTIONAL MATERIALS. Kos shall own all right, title and interest in and to any promotional materials created by Kos relating to the Marketed Product, but excluding trademarks owned or used by BLS or its Affiliates in accordance with the terms of this Agreement. Any such promotional materials, and any aspects of those uniquely tied to the Marketed Product, shall be used exclusively in connection with the Marketed Product in accordance with the terms of this Agreement. BLS hereby grants to Kos the right to use the Corporate Trademark in connection with the promotional materials transferred to Kos on the Closing Date for sale of the Marketed Product in the Territory upon the terms and subject to the conditions of this Agreement; provided, however that such grant shall end on the earlier of (i) **** anniversary of the Closing Date and
(ii) the date when Kos has exhausted all of the promotional materials transferred to Kos on the Closing Date and all of the Marketed Product inventory transferred to Kos on the Closing Date.

     4.8 COMPLIANCE PROGRAM. Kos shall establish and maintain a compliance program conforming in all material respects to the "Compliance Program Guidance for Pharmaceutical Manufacturers" promulgated by the Office of Inspector General, United States Department of Health and Human Services and other applicable Law.

     4.9 INFORMATION TRANSFER. Each Party shall promptly inform the other Party of any notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the Territory (together with copies of correspondence related thereto), which (a) raises any material concerns regarding the safety or efficacy of the Marketed Product, (b) which indicates or suggests a potential material liability for either Party to Third Parties arising in connection with the Marketed Product,
(c) which indicates a reasonable potential for a recall or market withdrawal of the Marketed Product or (d) otherwise relates to regulatory matters with respect to the Marketed Product.

     4.10 GRANT OF RIGHTS TO OTHER PERSONS. Kos shall not, without the prior written consent of BLS, such consent not to be unreasonably withheld, grant the right to any other Person to exercise the rights granted to Kos under this Agreement; provided, however, that Kos shall have the right to grant an Affiliate of Kos the right to exercise such rights without the need to obtain such consent (but only for so long as such entity remains an Affiliate of Kos). Any such grant by Kos shall be subject in all respects to the same terms, conditions and provisions contained in this Agreement, and Kos shall be responsible for ensuring that any grantee complies with such terms and conditions. Kos shall not be entitled to so grant its entire rights and obligations under this Agreement (other than in connection with a permitted assignment of this Agreement). Any grant by Kos of all or any portion of its rights under this Agreement shall immediately terminate in the event such rights granted to Kos are terminated in accordance with this Agreement.

     4.11 NO IMPLIED GRANTS. Except as otherwise provided in this Agreement, BLS does not grant to Kos any right in any intellectual property. Kos hereby covenants and agrees not to use, or grant rights with respect to, any of its rights under the grants set forth in this Article 4 except as expressly permitted in this Agreement.

     4.12 RETAINED RIGHTS. Kos shall not have any rights of BLS not expressly granted to it under this Agreement. In furtherance of, and without limiting, the foregoing, but subject to the terms of this Agreement, Kos shall not have the right to Distribute the Marketed Product for sale outside the Territory and BLS (and its Affiliates) shall have the right to perform its obligations pursuant to the terms of this Agreement.

                                   ARTICLE 5
                                    PAYMENTS

     5.1 CLOSING DATE PAYMENT. Kos shall pay to BLS on the Closing Date the following amounts (collectively, the "CLOSING DATE PAYMENT") by wire transfer of immediately available funds to an account designated by BLS in writing:

          5.1.1 the following non-refundable payments:

          ****

     5.2 PURCHASE OF TRANSFERRED PRODUCT INVENTORY. On the Closing Date, Kos shall make a payment to BLS (or at BLS's direction, and to its Affiliate) in the aggregate amount of ****. BLS shall make available to Kos, or cause to be made available to Kos, at Kos's distribution facilities on the Closing Date, all quantities of Transferred Product Inventory;

provided that Kos shall, at Kos's determination, either pay the freight cost directly to the shipping company or reimburse BLS, for the cost of shipping Transferred Product Inventory to Kos's distribution facilities. Upon such delivery at Kos's distribution facilities, title to, ownership of, and risk of loss of Transferred Product Inventory shall pass from BLS (or its Affiliate) to Kos. The final actual inventory value (the "ACTUAL INVENTORY VALUE") shall be finally determined, and a payment or reimbursement of any difference between the Actual Inventory Value and the Estimated Inventory Value shall be made to BLS or Kos, as the case may be, as follows:

          5.2.1 TRANSFERRED PRODUCT STATEMENT OF ACTUAL INVENTORY VALUE. No later than thirty (30) days following the Closing Date, BLS shall determine the actual quantities of Transferred Product Inventory existing as of the Closing Date and deliver a written statement of Actual Inventory Value (the "STATEMENT OF ACTUAL INVENTORY Value") based upon such Transferred Product Inventory quantities and the unit prices set forth on Schedule 1.60.

          5.2.2 TRANSFERRED PRODUCT DISPUTES. Kos may dispute any amounts reflected on the Statement of Actual Inventory Value; provided, however, that Kos shall have notified BLS in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within forty five (45) days of BLS's delivery of the Statement of Actual Inventory Value to Kos. In the event of such a dispute, BLS and Kos shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If BLS and Kos are unable to resolve any such dispute within thirty (30) days after Kos's delivery of its notice of dispute to BLS, Kos and BLS shall submit the items remaining in dispute for resolution to a mutually acceptable independent accounting firm of national reputation (the "INDEPENDENT ACCOUNTING FIRM"), which shall determine and report to BLS and Kos its determination of the payment obligation for such remaining disputed items, and such report shall be final, binding and conclusive on the Parties. The fees and disbursements of the Independent Accounting Firm shall be allocated to Kos in the same proportion as the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Kos (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted, and the balance shall be paid by BLS. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the reasonable privileges and immunities typically afforded to arbitrators. BLS agrees to grant Kos and its representatives and, if necessary, the Independent Accounting Firm, reasonable access to BLS's books and records wherever located in order to verify the Statement of Actual Inventory Value.

          5.2.3 DONATION OF CERTAIN INVENTORY. Notwithstanding anything to the contrary contained herein, to the extent that BLS's (or its Affiliate's) inventory of Transferred Product does not meet the minimum shelf-life requirements as set forth in Section 5.1.2., allowed to donate such Transferred Product to relief organizations for use outside of the United States.

     5.3 TRANSFERRED PRODUCT ADJUSTMENT OF INVENTORY VALUE; RECONCILIATION OF AMOUNTS. The Statement of Actual Inventory Value shall be deemed final for the purposes of this Section 5.3 upon the earlier of (i) the failure of Kos to notify BLS of a dispute within forty five (45) days after BLS's delivery of the Statement of Actual Inventory Value to Kos or (ii) the resolution of all disputes pursuant to Section 5.2.2. Within five (5) Business Days of the Statement of Actual Inventory Value being deemed final, a payment shall be made as follows:

          5.3.1 In the event that the amount of the Actual Inventory Value reflected on the Statement of Actual Inventory Value is less than the Estimated Inventory Value, then BLS shall pay by wire transfer in immediately available funds an amount equal to such difference to an account designated in writing by Kos; or

          5.3.2 In the event that the amount of the Actual Inventory Value reflected on the Statement of Actual Inventory Value exceeds the Estimated Inventory Value, then Kos shall pay by wire transfer in immediately available funds an amount equal to such excess to an account designated in writing by BLS.

     5.4 CHANGE IN TRANSFERRED PRODUCT INVENTORY LEVEL FOR LARGE WHOLESALERS. The final actual Transferred Product Inventory Level for Large Wholesalers shall be determined within thirty (30) days after the Effective Date. No later than thirty (30) (or in the event such thirtieth (30th) day is not a Business Day, the immediately succeeding Business Day) days after the Effective Date, a payment shall be made to BLS or Kos, as the case may be, as follows:

          5.4.1 In the event the Transferred Product Inventory Level for Large Wholesalers (on an SKU by SKU basis) as of the Effective Date exceeds the amount set forth on Schedule 5.4.1 for the Transferred Products (on an SKU by SKU basis), which amount is intended to be one month of inventory (the "TRANSFERRED PRODUCT TARGET INVENTORY LEVEL"), BLS shall pay to Kos an amount **** set forth on Schedule 5.4.1 for the Transferred Products, as applicable, multiplied by
(ii) the number of Units by which the Transferred Product Inventory Level for Large Wholesalers is in excess of the Transferred Product Target Inventory Level (on an SKU by SKU basis).

          5.4.2 In the event the Transferred Product Inventory Level for Large Wholesalers (on an SKU by SKU basis) as of the Effective Date is less than the Transferred Product Target Inventory Level, Kos shall pay to BLS an **** set forth on Schedule 5.4.1 for the Transferred Products, as applicable, multiplied by (ii) the number of Units by which the Transferred Product Target Inventory Level is in excess of the actual Transferred Product Inventory Level for Large Wholesalers on such date (on an SKU by SKU basis).

     5.5 CHANGE TO TRANSFERRED PRODUCT INVENTORY LEVEL FOR OTHER WHOLESALERS. BLS shall use (or shall cause its Affiliates to use) its commercially reasonable efforts, subject to Kos's reimbursement to BLS for BLS' or its Affiliates' reasonable out-of-pocket cost and expense, to obtain from **** of BLS's (or its Affiliate's) wholesalers in the Territory (the identity of which shall be reasonably acceptable to Kos), other than the Large Wholesalers (the "TRANSFERRED PRODUCT SAMPLE WHOLESALERS") (i) the number of Units of inventory of Transferred Product in stock of such **** wholesalers as of the Closing Date and (ii) the sales by such Transferred Product Sample Wholesalers to their respective customers or Third Parties (the "TRANSFERRED PRODUCT SALES OUT") on a month-by-month basis for the period commencing January 1, 2005 and ending on April 30, 2005 (provided, however, to the extent BLS is unable to obtain such Transferred Product Sales Out data for such period, BLS shall use (or shall cause its Affiliates to use) its commercially reasonable efforts to obtain such data for the month of April, 2005). BLS shall calculate the difference between the actual Transferred Product Inventory Level for Other Wholesalers (as defined on Schedule 5.5(A)) and the Transferred Product Target Inventory Level for Other Wholesalers (as defined on Schedule 5.5(A)) using the methodology set forth on

Schedule 5.5(A), an example of which is set forth on Schedule 5.5(B). Subject to applicable confidentiality restrictions, BLS shall thereafter deliver such calculations to Kos for its verification. No later than thirty (30) (or in the event such thirtieth (30th) day is not a Business Day, the immediately succeeding Business Day) days after the delivery of such calculation to Kos, a payment shall be made to BLS or Kos, as the case may be, as follows:

          5.5.1 In the event the Transferred Product Inventory Level for Other Wholesalers of Product (on an SKU by SKU basis) exceeds the Transferred Product Target Inventory Level for Other Wholesalers, BLS shall pay to Kos an amount equal to **** set forth on Schedule 5.4.1 for the Transferred Product multiplied by (ii) the number of Units by which the Transferred Product Inventory Level for Other Wholesalers is in excess of the Transferred Product Target Inventory Level for Other Wholesalers (on an SKU by SKU basis).

          5.5.2 In the event the Transferred Product Inventory Level for Other Wholesalers of Product (on an SKU by SKU basis) is less than the Transferred Product Target Inventory Level for Other Wholesalers, Kos shall pay to BLS an amount equal to **** set forth on Schedule 5.4.1 for the Transferred Product multiplied by (ii) the number of Units by which the Transferred Product Target Inventory Level for Other Wholesalers is in excess of the actual Transferred Product Inventory Level for Other Wholesalers on such date (on an SKU by SKU basis).

     5.6 CHANGE IN MARKETED PRODUCT INVENTORY LEVEL FOR LARGE WHOLESALERS. The final actual Marketed Product Inventory Level for Large Wholesalers shall be determined within thirty (30) days after the Closing Date. No later than thirty
(30) (or in the event such thirtieth (30th) day is not a Business Day, the immediately succeeding Business Day) days after the Closing Date, a payment shall be made to BLS or Kos, as the case may be, as follows:

          5.6.1 In the event the Marketed Product Inventory Level for Large Wholesalers (on an SKU by SKU basis) as of the Closing Date exceeds the amount set forth on Schedule 5.6.1 for the Marketed Product (on an SKU by SKU basis), which amount is intended to be one month of inventory (the "MARKETED PRODUCT TARGET INVENTORY LEVEL"), BLS shall pay to Kos an amount equal to **** set forth on Schedule 5.6.1 for the Marketed Product multiplied by (ii) the number of Units by which the Marketed Product Inventory Level for Large Wholesalers on such date is in excess of the Marketed Product Target Inventory Level (on an SKU by SKU basis).

          5.6.2 In the event the Marketed Product Inventory Level for Large Wholesalers (on an SKU by SKU basis) as of the Closing Date is less than the Marketed Product Target Inventory Level, Kos shall pay to BLS an amount equal to **** set forth on Schedule 5.6.1 for the Marketed Product multiplied by (ii) the number of Units by which the Marketed Product Target Inventory Level is in excess of the actual Marketed Product Inventory Level for Large Wholesalers on such date (on an SKU by SKU basis).

     5.7 CHANGE TO MARKETED PRODUCT INVENTORY LEVEL FOR OTHER WHOLESALERS. BLS shall use its commercially reasonable efforts, subject to Kos's reimbursement to BLS for BLS' or its Affiliates' reasonable out-of-pocket cost and expense, to obtain from **** of BLS's (or its Affiliate's) wholesalers in the Territory (the identity of which shall be reasonably acceptable to

Kos), other than the Large Wholesalers, the ("MARKETED PRODUCT SAMPLE WHOLESALERS") (i) the number of Units of inventory of Marketed Product in stock of such **** wholesalers as of the Closing Date and (ii) the sales by such Marketed Product Sample Wholesalers to their respective customers or Third Parties (the "MARKETED PRODUCT SALES OUT") on a month-by-month basis for the period commencing January 1, 2005 and ending on April 30, 2005 (provided, however, to the extent BLS is unable to obtain such Marketed Product Sales Out data for such period, BLS shall use its commercially reasonable efforts to obtain such data for the month of April, 2005). BLS shall calculate the difference between the actual Marketed Product Inventory Level for Other Wholesalers (as defined on Schedule 5.7(A)) and the Marketed Product Target Inventory Level for Other Wholesalers (as defined on Schedule 5.7 (A)) using the methodology set forth on Schedule 5.7 (A), an example of which is set forth on
Schedule 5.7 (B). Subject to applicable confidentiality restrictions, BLS shall thereafter deliver such calculations to Kos for its verification. No later than thirty (30) (or in the event such thirtieth (30th) day is not a Business Day, the immediately succeeding Business Day) days after the delivery of such calculation to Kos, a payment shall be made to BLS or Kos, as the case may be, as follows:

          5.7.1 In the event the Marketed Product Inventory Level for Other Wholesalers (on an SKU by SKU basis) exceeds the Marketed Product Target Inventory Level for Other Wholesalers, BLS shall pay to Kos an amount equal to **** set forth on Schedule 5.6.1 for the Marketed Product multiplied by (ii) the number of Units by which the Marketed Product Inventory Level for Other Wholesalers is in excess of the Marketed Product Target Inventory Level for Other Wholesalers (on an SKU by SKU basis).

          5.7.2 In the event the Marketed Product Inventory Level for Other Wholesalers (on an SKU by SKU basis) is less than the Marketed Product Target Inventory Level for Other Wholesalers, Kos shall pay to BLS an amount equal to **** set forth on Schedule 5.6.1 for the Marketed Product multiplied by (ii) the number of Units by which the Marketed Product Target Inventory Level for Other Wholesalers is in excess of the actual Marketed Product Inventory Level for Other Wholesalers on such date (on an SKU by SKU basis).

     5.8 VASOCARD PRODUCT MILESTONES. In addition to the Closing Date Payment, Kos shall make to BLS the following payments in consideration for Development services performed in connection with the Vasocard Product (the "MILESTONES"):

          5.8.1 a non-refundable cash payment of **** (the "FIRST MILESTONE PAYMENT"), by wire transfer of immediately available funds (to an account designated in writing by BLS) on the later of (i) ten (10) Business Days after receipt by Kos of written notice from BLS of the Initiation of the Biostudy in connection with the Development of the Vasocard Product and (ii) January 1, 2006;

          5.8.2 a non-refundable cash payment of **** by wire transfer of immediately available funds (to an account designated in writing by BLS) on the later of (i) ten (10) Business Days after receipt by Kos of written notice from BLS certifying the Completion of the Biostudy by BLS (or its applicable contractors) in connection with the Development of the Vasocard Product, (ii) June 1, 2006; and (iii) commencement of the calendar quarter following the calendar quarter during which the First Milestone Payment was made; and

          5.8.3 a non-refundable cash payment of **** by wire transfer of immediately available funds (to an account designated in writing by BLS) within ten (10) Business Days of receipt by Kos that BLS (or its applicable Affiliate or designee) has received approval from the FDA of an NDA for the Vasocard Product.

     5.9 INDEPENDENCE OF PURCHASE PRICE OBLIGATION. All payments made or to be made by a Party hereunder shall be independent of any obligations that the other Party (or its Affiliates) may have to such Party hereunder or under the other Transaction Documents and such Party shall have no right of set-off with respect thereto.

     5.10 BOOKS AND RECORDS; AUDIT. The Parties shall keep comprehensive books and records relating to its obligations under this Agreement, and where applicable, on either a cash or accrual basis of accounting in accordance with GAAP. All such records shall be maintained for at least two (2) years following the relevant calendar year during the Term or, upon termination of this Agreement, for eighteen (18) months following such termination date, or such longer period as is required by applicable Law. During each calendar year, and for a year thereafter, Kos and BLS, shall have the right, at the auditing Party's own expense, to have an independent accounting firm audit such books and records of the other Party in order to verify the amount of the payments owed and/or paid pursuant to this Agreement. Each Party may perform an audit not more than once in any twelve (12) month period. If the amount owed by one Party was underpaid, the underpaying Party shall pay the additional amount owed and all accrued interest thereon to the other Party within fifteen (15) days after its receipt of notice of such underpayment. If the amount underpaid was in excess of ten percent (10%) of the amount owed, the fees of such audit shall also be paid by such underpaying Party within fifteen (15) days after its receipt of notice of same. If the amount owed by one Party was overpaid, the auditing Party shall notify the other Party of such overpayment and refund such overpayment to the other Party within fifteen (15) days after becoming aware of such overpayment. Each audit shall be conducted during normal business hours, upon reasonable advance notice and in a manner that does not cause unreasonable disruption to the conduct of business by the audited Party. Each Party will treat all information subject to review under this Section 5.10 in accordance with the provisions of Article 8. Prior to conducting any audit hereunder, the Party conducting such audit will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such accounting firm to maintain all such financial information in confidence with standards no less stringent that the terms of Article 8 of this Agreement. Kos hereby further agrees and acknowledges that the University of Gent and Remon shall be allowed to inspect, or cause an independent Third Party auditor to inspect, all such books and records with respect to the Marketed Product in accordance with the Gent Agreement.

                                    ARTICLE 6
                              INTELLECTUAL PROPERTY

     6.1 OWNERSHIP. All Intellectual Property shall be owned solely and exclusively by BLS or an Affiliate of BLS. To the extent Kos obtains any right, title or interest in and to any intellectual property or patents (other than Distribution Data or Phase IV Clinical Trials) related to the Marketed Product, Kos shall assign, and hereby does assign, any right, title and interest in and to such intellectual property and patents (other than Distribution Data and Phase IV Clinical Trial data) to BLS (or its Affiliate). To the extent Kos obtains any right, title or interest in and to any intellectual property or patents related to the Vasocard Product, Kos shall assign, and hereby does assign, any right, title and interest in and to such intellectual property and patents to BLS.

     6.2 CMC INFORMATION. Notwithstanding anything to the contrary contained in this Agreement, in no event shall BLS be required to disclose any information related to the Chemistry, Manufacturing and Controls section of any NDA or other Regulatory Approval.

     6.3 TRADEMARKS AND TRADE DRESS. The Marketed Product shall be promoted, sold and Distributed in the Territory in accordance with the provisions of this Agreement under the Biovail Trademarks and Biovail Trade Dress, as such trademarks and trade dress may be updated by BLS from time to time. BLS shall reimburse Kos for any reasonable out-of-pocket costs or expenses Kos incurs as a result of BLS changing the Biovail Trademarks and Biovail Trade Dress. BLS (or its Affiliates, as appropriate) shall own and retain all rights to Biovail Trade Dress and Biovail Trademark(s) and all goodwill associated therewith. Notwithstanding the foregoing, as soon as reasonably practicable after the Closing Date and otherwise in accordance with all applicable Laws, Kos shall prepare and submit to BLS for BLS's approval a sample of Kos's trade dress to be utilized to Distribute the Marketed Product in the Territory (the "KOS TRADE DRESS"). Kos hereby grants to BLS the right to use, with the right to grant Affiliates and Third Parties the right to use, such Kos Trade Dress in the Territory solely for the purpose of performing its obligations under this Agreement. Kos shall be responsible for complying with all applicable Laws in connection with the Kos Trade Dress. Kos shall own and retain all rights to the Kos Trade Dress and all goodwill associated therewith. The Kos Trade Dress shall be used only pursuant to the terms of this Agreement to identify, and in connection with, the Distribution of the Marketed Product, and shall not be used by either Party to identify, or in connection with, the marketing of any other products. BLS's (and its Affiliate's) right to use the Kos Trade Dress shall automatically terminate upon the termination or expiration of this Agreement (with respect to the Marketed Product).

          6.3.1 STANDARDS OF USE. Kos shall comply strictly with the trademark style and usage standards that BLS (or its Affiliates) communicates to Kos from time to time with respect to such Marketed Product. Kos shall at its own expense, at the request of BLS from time to time, submit to BLS (or its Affiliates) for approval a reasonable number of production samples of promotional materials for trademark review. In the event that BLS (or its Affiliate) reasonably objects to the usage of the Biovail Trademark(s) owned by it in connection with any sample, it shall give written notice of such objection to Kos within ten (10) days of receipt by BLS (or its Affiliate) of the sample, specifying the way in which such usage of its Biovail Trademark(s) fails to meet the style, usage or quality standards for a Marketed Product set forth in this
Section 6.3.1, and in such event, the Parties shall meet to discuss appropriate actions to remedy such situation.

          6.3.2 MAINTENANCE OF TRADEMARKS. BLS shall cause Diligent Efforts to be used to establish, maintain and enforce the Biovail Trademarks during the Term (with respect to the Marketed Product) at its sole cost and expense.

          6.3.3 INFRINGEMENT. In the event either Party becomes aware of any infringement of any Biovail Trademark, by a Third Party in the Territory, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith and shall jointly determine the best way to prevent such infringement, including, without limitation, by the institution of legal proceedings against such Third Party.

     6.4 INTENTIONALLY DELETED.

     6.5 INTENTIONALLY DELETED.

     6.6 DRUG APPROVAL APPLICATIONS AND REGULATORY APPROVALS. All existing Drug Approval Applications and INDs for the Marketed Product in the Territory shall be owned by and held in the name of BLS (or its Affiliate) as sponsor of record. All future Drug Approval Applications and INDs for the Marketed Product in the Territory shall be filed in the name of and owned by BLS (or its Affiliate). During the Term (with respect to the Marketed Product), BLS (or its Affiliate) shall seek, at its expense, consistent with applicable Laws, all necessary Regulatory Approvals for the Marketed Product, including, without limitation, INDs, drug master file and NDA, as applicable.

     6.7 MAINTENANCE AND PROSECUTION OF PATENTS.

          6.7.1 PATENTS. BLS (or its Affiliate) shall have the first right and option to maintain any issued Patents Covering the Marketed Product in the Territory. If BLS elects not to undertake (or elects not to cause its Affiliates to undertake) the maintenance of any such Patents Covering a Marketed Product in the Territory, then BLS (or its Affiliate) shall notify Kos of such election and Kos shall be entitled to maintain such Patents in the name of BLS (or its Affiliate); provided, however that Kos shall not be so entitled to maintain such Patents in the event that the Parties reasonably agree that such Patents are not necessary for the sale of the Marketed Product in the Territory.

          6.7.2 COSTS AND EXPENSES OF MAINTENANCE OF PATENTS. The reasonable, out-of-pocket costs and expenses incurred by such Party in maintaining Patents shall be borne by BLS.

          6.7.3 COOPERATION FOR MAINTENANCE OF PATENTS. Each Party agrees to cooperate with the other with respect to the maintenance of patents pursuant to this Section 6.7.

          6.7.4 PROSECUTION OF PATENTS. Kos has the right, but not the obligation, to actively participate in the prosecution of any Patents. Within seven (7) days of the date of BLS's receipt date of any correspondence from the United States Patent & Trademark Office (USPTO) relating to the Patents, BLS shall provide a copy of such correspondence to Kos. Within seven (7) days, Kos shall notify BLS if Kos's external counsel (under applicable obligations of confidentiality for the benefit of BLS which prohibit disclosures to Third Parties and Kos and its Affiliates) intends to participate in the response to such correspondence. Such Kos external counsel shall provide comments to and work directly with the attorney or patent agent of BLS (the "PROSECUTING ATTORNEY") directly responsible for filing such response with the USPTO. No response shall be filed unless Kos's external counsel and the Prosecuting Attorney reasonably agree as to the content of such response. Should BLS (and its Affiliates) elect not to undertake the prosecution of any Patent then Kos shall have sole control of the prosecution of that Patent. All costs and expenses in connection with any such prosecution of Patents shall be borne ****. Notwithstanding the foregoing, the rights of Kos set forth in this Section 6.7.4 shall be subject to the rights of the University of Gent and Remon as set forth in the Gent Agreement.

     6.8 THIRD PARTY INFRINGEMENT.

          6.8.1 NOTICE. Each Party shall promptly report in writing to the other Party during the Term (with respect to the Marketed Product) any known or suspected (i) infringement of any of the Patents or (ii) unauthorized use of any of the Know-How of which such Party becomes aware, in the case of either clause
(i) or clause (ii) involving the development, manufacture or commercialization by a Third Party of a product competing with a Marketed Product in the Territory (a "COMPETITIVE INFRINGEMENT"), and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use.

          6.8.2 INITIAL RIGHT TO ENFORCE. BLS (or its Affiliate) shall have the first right to initiate a suit or take other appropriate action that is reasonably required under the circumstances to respond to such Competitive Infringement given the level and nature of information then available with respect thereto (which action may or may not include determination of the merits of initiation of a suit or sending notice to such Third Party). BLS shall (or shall cause its Affiliate to) provide written notice to Kos of its initiating any such suit or other action within thirty (30) days of its initiating such suit or action.

          6.8.3 STEP-IN RIGHT. Subject to the provisions of any Third Party license agreement under which BLS's (or its Affiliate's) rights in Patents are granted, if BLS (or its Affiliate) fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to
Section 6.8.2 above with respect to a Competitive Infringement in the Territory within thirty (30) days after becoming aware of such Competitive Infringement, then Kos may, in its discretion, provide BLS with written notice of Kos's intent to initiate a suit or take other appropriate action with respect to such Competitive Infringement in the Territory. If Kos provides such notice and BLS (or its Affiliate) fails to initiate a suit or take such other appropriate action within fifteen (15) days after receipt of such notice from Kos, then Kos shall have the right to initiate a suit (in BLS's or its applicable Affiliate's name, if necessary) or take other appropriate action that it believes is reasonably required to protect the Intellectual Property, as applicable, from such Competitive Infringement in the Territory. For clarity, Kos shall not have any right to initiate suits or take other actions to protect BLS's (or its Affiliate's) Patents or Know-How from Competitive Infringement outside the Territory.

          6.8.4 CONDUCT OF CERTAIN ACTIONS; COSTS. The Party initiating the suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Sections 6.8.2 or 6.8.3, as applicable. If required under applicable Law in order for the initiating Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith. All costs and expenses of such litigation or proceeding shall be borne ****. The other Party shall have the right to participate and be represented in any such suit that is based on a Competitive Infringement by its own counsel at its own expense.

          6.8.5 RECOVERIES. With respect to any suit or action referred to in Sections 6.8.2 and 6.8.3 that is based on a Competitive Infringement in the Territory, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority (subject in all cases to the rights of the University of Gent and Remon pursuant to the Gent Agreement):

               (A) first, the Parties (and, if applicable, the parties to the Gent Agreement) shall be reimbursed for all costs incurred in connection with such proceeding paid by them and not otherwise recovered;

               (B) second, any payment in respect of lost royalties required to be made under the Gent Agreement; and

               (C) any remainder shall be paid **** to BLS and **** to Kos.

          6.8.6 INDEMNIFICATION. Each Party that initiates any suit or action under this Section 6.8 shall indemnify the other Party and its Affiliates, and their respective directors, officers, agents and employees and hold harmless all such persons from and against any and all Losses (other than with respect to the costs and expenses of such litigation or proceeding, which shall be shared by the Parties pursuant to Section 6.8.4) resulting directly from such suit or other action taken by the initiating Party or its (or its Affiliates), to the extent such other Party (or its Affiliate) is a party to such litigation or proceeding, or such litigation or proceeding is conducted in such other Party's name.

     6.9 PATENT INVALIDITY CLAIM. If a Third Party at any time asserts a claim that any Patents are invalid or otherwise unenforceable in the Territory (an "INVALIDITY CLAIM"), control of the response to such claim in the Territory shall, as between the Parties, be determined in the same manner as enforcement rights with respect to the Patents pursuant to Sections 6.8.2 and 6.8.3, with the time periods set forth in Section 6.8.3 shortened where necessary to provide Kos sufficient time to respond without a loss of rights, and the non-controlling Party shall cooperate with the controlling Party in the preparation and formulation of such response, and in taking other steps reasonably necessary to respond, to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld. If an Invalidity Claim arises in connection with a suit or action referred to in Section 6.8.2 or 6.8.3, the Parties shall confer with one another regarding the appropriateness of having the Party that is controlling such suit or action in accordance with Section 6.8.2 or Section
6.8.3 continue to control such suit or action and the sharing of cost and expenses with respect to such suit or action; provided that in the absence of any agreement by the Parties to the contrary, control of the Invalidity Claim shall remain with the same Party, and the costs and expenses of responding to the Invalidity Claim shall be borne by the Parties in accordance with the provisions of Section 6.8.

     6.10 CLAIMED INFRINGEMENT. In the event that a Party becomes aware of any claim that the practice of Intellectual Property with respect to the manufacture, distribution or sale of a Marketed Product in the Territory infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the manufacture, distribution or sale of a Marketed Product in the Territory. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.

     6.11 PATENT TERM EXTENSIONS. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to Patents in the Territory that Cover a Marketed Product. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue in the Territory, a patent shall be extended if either Party elects to extend such patent. All filings for such extensions shall be made by BLS (or its Affiliate); provided, however that the costs and expenses associated therewith shall be borne ****.

     6.12 PATENT MARKING. Each Party agrees to comply with the patent marking statutes in the Territory with respect to the Marketed Product.

     6.13 CERTIFICATION UNDER DRUG PRICE COMPETITION AND PATENT RESTORATION ACT. Notwithstanding anything to the contrary in this Agreement, should BLS (or an Affiliate) receive notice pursuant to 35 U.S.C. Section 355 et seq. (or any amendment or successor statute thereto) that a Third Party has filed an Abbreviated New Drug Application ("ANDA") for which the Marketed Product is the "reference drug" claiming that any Patents covering the Marketed Product are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product covered by such ANDA ("NOTICE LETTER"), the Parties agree as follows. Within five (5) days after receipt of such Notice Letter, BLS shall provide Kos a copy of such Notice Letter. **** BLS hereby agrees to cooperate and reasonably assist such counsel in that evaluation and litigation. If BLS (or its Affiliate) fails to initiate a suit within thirty
(30) days after receipt of the Notice Letter, then Kos shall have the right to initiate a suit in the name of BLS (or any applicable BLS Affiliate), and BLS and its Affiliates agree to reasonably cooperate and assist in such litigation. Should BLS initiate the suit, Kos has the right, but not the obligation, to actively participate in such litigation. BLS (or its Affiliate) agree not to assert said firm's representation of BLS with regard to this Agreement as a basis to disqualify the firm in any matter, provided that (i) at the time such representation begins, the firm agrees in writing that no information obtained by the firm in relation to this representation may be used or referred to in any other matter and (ii) the firm shall not represent any other client in a matter adverse to BLS (or its Affiliate) that is substantially related to the subject matter of this representation (and based on the understanding that such firm is not currently representing any client in a matter adverse to BLS (and its Affiliates) and subject to the foregoing, BLS (or its Affiliates) agrees that the firm shall remain free to represent any current or future client in any future matter or litigation adverse to BLS (or its Affiliates)). Except as otherwise set forth in this Section 6.13, the initiation and related procedures set forth in Section 6.8 shall apply with respect to litigations and other actions resulting from such Notice Letter as described in this Section 6.13.

     6.14 LISTING OF PATENTS. BLS shall have the right to determine, following reasonable consultations with Kos, which of the Patents related to the Marketed Product, if any, shall be submitted for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor law in the United States.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

     7.1 REPRESENTATIONS AND WARRANTIES.

          7.1.1 Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

               (A) Such Party has full corporate or other organizational right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a Party and to perform its respective obligations under this Agreement and such other Transaction Documents and that it has the right to grant rights granted pursuant to this Agreement and such other Transaction Documents.

               (B) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any Law of any Governmental Authority having jurisdiction over it.

               (C) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

               (D) Such Party has obtained all consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement, except in connection with the transfer of the Transferred Product Registrations.

               (E) Such Party is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

               (F) No agent, broker, investment banker, financial advisor or other Person, is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement from such Party.

          7.1.2 BLS hereby represents and warrants to Kos that, with respect to the Transferred Products, as of the Effective Date:

               (A) Except as set forth on Schedule 7.1.2(a), there are no actions or proceedings (including inventorship challenges) pending or, to BLS's knowledge, threatened, with respect to the Transferred Products in the Territory against BLS or its Affiliates or that questions the validity of this Agreement or any action taken by BLS in connection with the execution of this Agreement.

               (B) The Transferred Product Registrations have been filed in the name of BLS (or its predecessors) and are in effect with respect to the Transferred Products. To the knowledge of BLS, the Transferred Product Registrations are the only Regulatory Approvals required in connection with the sale of the Product in the Territory in the manner sold and distributed by BLS and its Affiliates on the Effective Date. In addition, BLS (or its Affiliate) has made the regulatory filing with respect to the Opadry film coat referenced on Schedule 7.1.2(b) and has conducted stability work referenced in Schedule 7.1.2(b).

               (C) PURCHASED ASSETS.

                    (I) Except as set forth on Schedule 7.1.2(c)(i), the Purchased Assets and the Transferred Product Grants are sufficient in all material respects on the date hereof and at the time of the Closing to sell and distribute the Transferred Products in the Territory in the manner sold and distributed by BLS and its Affiliates on the Effective Date, other than with regard to equipment, facilities and other tangible assets related to the distribution of the Transferred Product.

                    (II) BLS or its Affiliates owns all right, title and interest in and to the Purchased Assets, free and clear of all liens, hypothecations, mortgages, charges, security interests, pledges, and other similar encumbrances, except as would not reasonably be expected to materially adversely affect the rights of Kos hereunder or with respect to taxes not yet due and payable.

                    (III) Except as set forth on Schedule 7.1.2(c)(iii), there are no actions or proceedings (including any inventorship or ownership challenges) pending or, to the knowledge of BLS, threatened with respect to any of the Purchased Assets nor have any such actions or proceedings been brought or, to the knowledge of BLS, threatened, in each case which have not been resolved without material impairment of BLS's rights in and to any of the Purchased Assets.

                    (IV) Each of the Teveten Agreements is a valid and binding obligation of the Parties thereto in accordance with its terms and is in full force and effect and there have been no material defaults or claims of defaults by BLS under the Teveten Agreements or, to the knowledge of BLS, by the other party or parties thereto, and to the knowledge of BLS, there are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, BLS reasonably believes, would constitute a material default by BLS or, to the knowledge of BLS, by the other party or parties thereunder or would cause the acceleration of any material obligation of any party thereto or the creation of a material encumbrance upon any Purchased Asset of BLS.

                    (V) True, correct and complete copies of the Teveten Agreements have been delivered to Kos. Except as set forth on Schedule 7.1.2(c)(v), each of the Teveten Agreements is freely transferable without consent of any Third Party by BLS to Kos, and upon the Closing, Kos will have all right, title and interest of BLS thereunder.

                    (VI) Schedule 1.65 lists all trademarks (whether registered or not), including registrations and applications for registration thereof (and all renewals, modifications and extensions thereof), and all registrations and applications for registration (and all renewals, modifications and extensions thereof) for domain names, in each case used in connection with the Transferred Products in the Territory, other than the Corporate Trademarks.

               (D) COMPLIANCE WITH LAW.

                    (I) Except as set forth on Schedule 7.1.2(d)(i), BLS and its Affiliates have complied in all material respects with all applicable Laws, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Act, in the manufacture (to the extent manufactured by BLS or its Affiliates) and use of the Transferred Products in the Territory.

                    (II) Except as set forth on Schedule 7.1.2(d)(ii), during the two (2) year period prior to the date of this Agreement, no Governmental Authority in the Territory has served written notice on BLS or any of its Affiliates that the Transferred Product or the Purchased Assets were or are in violation of any applicable Law in any material respect or the subject of any investigation.

               (E) TRADE POLICY. BLS and its Affiliates have at all times during the immediately prior twelve (12) month period abided by, in all material respects, the trade policies set forth on Schedule 7.1.2(e) with respect to Transferred Product returns in the Territory.

          7.1.3 BLS hereby represents and warrants to Kos that, with respect to the Marketed Product, as of the Effective Date:

               (A) It has not previously granted, and is not currently obligated (whether or not contingent on any future event or state of affairs) to grant to any Third Party the rights granted to Kos hereunder in the Territory with respect to the Marketed Product.

               (B) NDA # 21-392 has been filed in the name of BLS or an Affiliate of BLS (or their predecessors) and is in effect with respect to the Marketed Product.

               (C) INTELLECTUAL PROPERTY.

                    (I) Schedule 7.1.3(c)(i) sets forth a true and complete list of all Patents that Cover the Marketed Product in the Territory or the manufacture or use of the Marketed Product in the Territory.

                    (II) To the knowledge of BLS, the Patents and Know-How constitute all intellectual property that is necessary to distribute and sell the Marketed Product in the Territory.

                    (III) Each of BLS and its Affiliates owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Know-How or Patents and, to the knowledge of BLS, except as otherwise set forth on Schedule 7.1.3(c)(iii), no person other than BLS or its Affiliates have any proprietary interest in any of the Know-How or Patents. BLS Controls all patents (purposely not capitalized) and patent applications listed on Schedule 7.1.3(c)(i).

                    (IV) To the knowledge of BLS, all of the issued patents within the Patents are in full force and effect, subsisting and, in the case of such issued Patents, enforceable.

                    (V) Except as set forth on Schedule 7.1.3(c)(v), there are no actions or proceedings (including any inventorship challenges) pending or, to the knowledge of BLS, threatened with respect to any of the Know-How or Patents in the Territory nor have any such actions or proceedings been brought or, to the knowledge of BLS, threatened, in each case which have not been resolved without material impairment of BLS's (or its Affiliate's) rights in and to any of the Know-How or Patents in the Territory.

                    (VI) Neither BLS nor its Affiliates has received written notice, nor to the knowledge of BLS, oral notice, that the Know-How or Patents infringe or misappropriate any rights of a Third Party in connection with the manufacture, use or sale of the Marketed Product in the Territory, in each case which have not been resolved without material impairment of BLS's (or its Affiliate's) rights in and to any of the Know-How or Patents in the Territory.

               (D) COMPLIANCE WITH LAW.

                    (I) Except as set forth on Schedule 7.1.3(d)(i), BLS and its Affiliates have complied in all material respects with all applicable Laws, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Act, in the manufacture (to the extent manufactured by BLS or its Affiliates) and use of the Marketed Product in the Territory.

                    (II) Except as set forth on Schedule 7.1.3(d)(ii), during the two (2) year period prior to the Effective Date, no Governmental Authority in the Territory has served notice on BLS or any of its Affiliates that the Know-How or Patents were or are in violation of any applicable Law in any material respect or the subject of any investigation.

          7.1.4 BLS hereby represents and warrants to Kos that, with respect to the Vasocard Product, as of the Effective Date, the Vasocard Product is under active Development by BLS in at least three pilot formulations and BLS does not currently believe that none of such formulations will be approvable for sale in the Territory by the FDA.

          7.1.5 To the knowledge of BLS, in each case taken as a whole together with the publicly filed reports of BLS or any of its Affiliates with the United States Securities and Exchange Commission (i) neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items delivered to Kos pursuant to this Agreement or any items delivered to Kos during the negotiations of this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading and (ii) BLS has disclosed, and provided copies of, all material facts, information and documents pertaining to the Transferred Products, the Marketed Product, and the Vasocard Product to Kos.

          7.1.6 Kos hereby represents and warrants to BLS that as of the Effective Date:

               (A) Kos has access to, and as of the Closing Date, Kos will have, sufficient readily available funds necessary to pay the Closing Date Payment and Milestones as and when due.

     7.2 PERFORMANCE BY AFFILIATES. The Parties recognize that each may assign or contract the performance of some or all of its obligations under this Agreement to Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of any such performance of its obligations under this Agreement by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate or subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party. Notwithstanding the foregoing, in the event Kos wishes to so assign or contract some or all of its rights or obligations to an Affiliate which is incorporated or otherwise organized outside the United States or is not a resident of the United States for United States federal income tax purposes, then the prior written consent to BLS shall be required for such assignment or contracting, to the extent any future payments due to BLS under this Agreement would be subject to any withholding taxes or other taxes to be withheld at source, such consent not to be unreasonably withheld.

     7.3 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN
SECTION 7.1 OF THIS AGREEMENT, KOS AND BLS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND KOS AND BLS EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     7.4 LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY'S OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE 11.

     7.5 SURVIVAL OF CERTAIN REPRESENTATIONS/WARRANTIES. The representations and warranties contained in Section 7.1.2 and Section 7.1.5 shall survive the Closing Date for a period of twelve (12) months. All other representations and warranties contained in this Agreement shall survive the Closing Date until the end of the Term.

                                    ARTICLE 8
                                 CONFIDENTIALITY

     8.1 CONFIDENTIAL INFORMATION.

          8.1.1 CONFIDENTIAL INFORMATION. As used in this Agreement, the term "CONFIDENTIAL INFORMATION" means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party (the "DISCLOSING PARTY") to the other Party or otherwise obtained by such Party (the "RECEIVING Party"), including but not limited to, information relating to the Disclosing Party's existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

               (A) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

               (B) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

               (C) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party's confidentiality obligations under this Agreement;

               (D) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

               (E) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

          8.1.2 CONFIDENTIALITY OBLIGATIONS. Each of Kos and BLS shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates' directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates' directors, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this
Article 8) that all such directors, managers, employees, independent contractors, agents or consultants comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 8. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

          8.1.3 PERMITTED DISCLOSURE AND USE. Notwithstanding Section 8.1.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (c) comply with Laws; or (c) comply with applicable stock exchange or Nasdaq regulation and (ii) BLS may disclose Confidential Information belonging to Kos related to the Marketed Product or the Vasocard Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approval of the Marketed Product or the Vasocard Product, as applicable, to the extent such disclosure is made to a Governmental Authority. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 8.1.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. Notwithstanding anything to the contrary in this Article 8, (i) Kos shall not disclose to any Third Party Confidential Information of BLS relating to the manufacture of a Marketed Product or the Vasocard Product without the prior written consent of BLS and (ii) BLS shall be allowed to disclose Confidential Information of Kos related to the Marketed Product, Transferred Product or the Vasocard Product to Third Parties as set forth on Schedule 8.1.3.

          8.1.4 NOTIFICATION. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party's Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

     8.2 CONFIDENTIALITY IN RESPECT OF TRANSFERRED PRODUCTS. BLS shall preserve the confidentiality of all secret, confidential, or proprietary information or data relating to the Transferred Products in the same manner described in
Section 8.1.2 as if such information were Confidential Information received from Kos in connection with this Agreement.

     8.3 PUBLICITY; FILING OF THIS AGREEMENT. The Parties shall jointly agree upon and issue a press release in connection with the transactions set forth herein. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that
(i) any disclosure that is required by Law as advised by the disclosing Party's counsel may be made without the prior written consent of the other Party and
(ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least three (3) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party shall provide any comments on the proposed disclosure during such period. To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or Nasdaq regulation or any Governmental Authority, including without limitation the Securities and Exchange

Commission, such Party shall promptly inform the other Party thereof. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

     8.4 PUBLICATION. Kos shall submit copies of each proposed academic, scientific, medical and other publication sponsored or developed by Kos or developed in collaboration with Kos that contains or refers to the Intellectual Property or the Vasocard Product to BLS at least thirty (30) days in advance of submitting such proposed publication to a publisher or other Third Party. BLS shall have the right to review and comment on each such proposed publication for accuracy and to ascertain whether BLS's Confidential Information is being inappropriately utilized and/or released. BLS shall have the right to remove any of its Confidential Information prior to submission for publication. Kos shall redact or otherwise modify the proposed publication to remove any such Confidential Information of BLS. In addition, in the event that the document includes data, information or material generated by a Party's scientists, and professional standards for authorship would be consistent with including such Party's scientists as co-authors of the document, the names of such scientists will be included as co-authors. A Party may publicly disclose without regard to the preceding requirements of this Section 8.4 any information that was previously disclosed in a public disclosure that was in compliance with such requirements.

     8.5 USE OF NAMES. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission.

     8.6 CONFIDENTIALITY OF THIS AGREEMENT. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 8.

     8.7 SURVIVAL. The obligations and prohibitions contained in this Article 8 as they apply to Confidential Information, shall survive the expiration or termination of this Agreement for the longer of (i) a period of ten (10) years or (ii) the useful life of the property to which the Confidential Information relates.

                                    ARTICLE 9
                              TERM AND TERMINATION

     9.1 TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect as follows (the "TERM"):

          9.1.1 with respect to the rights and obligations related to the Vasocard Product, until the date on which the Vasocard Product is no longer, in accordance with the terms of this Agreement, being Developed hereunder; and

          9.1.2 with respect to the rights and obligations related to the Marketed Product, until the date that is the fourth (4th) anniversary of the first date of a Generic Entry in the Territory. This Agreement may be extended with respect to the Marketed Product by mutual consent of the Parties, which consent may be withheld by either Party for any reason in such Party's sole and absolute discretion.

     9.2 BREACHES.

          9.2.1 The Parties intend that this Agreement shall survive breach, and shall not be terminable in the event of breach by a Party (the "BREACHING PARTY"), unless the breach is of such a nature, duration or frequency that the rights and interests of the other Party (the "NOTIFYING PARTY") and/or its Affiliates under this Agreement have been materially and adversely affected ("MATERIAL BREACH"). In the event there is a dispute as to whether a Material Breach has occurred, this Agreement shall survive pending a determination pursuant to Article 12 that a Material Breach has occurred. This Section 9.2.1 shall apply to any allegation of Material Breach.

          9.2.2 If a Party believes that a Material Breach has occurred, it shall give written notice to the Breaching Party of the nature of the breach and the reason the Notifying Party believes it is a Material Breach. The alleged Breaching Party shall then have a period of ninety (90) days following receipt of such notice (fifteen (15) days in the event of non-payment unless such payment obligation is being disputed in good faith) in which to cure the breach; provided, however, that if the Material Breach is other than the payment of money and is capable of being cured but cannot be reasonably cured in such ninety (90)-day period, then the right to terminate this Agreement shall not arise if the allegedly Breaching Party has (a) during such period of time submitted a plan that, if successfully carried out, would be effective in curing such Material Breach, and has commenced its execution of such plan, and (b) diligently pursues such plan thereafter for a period of up to an additional ninety (90) days. Any such notice of alleged Material Breach by the Notifying Party shall include a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting and/or relating to each such alleged Material Breach by the Breaching Party.

          9.2.3 If the alleged Material Breach is not cured within the cure period specified in Section 9.2.2, the Notifying Party may give notice of termination ("NOTICE OF TERMINATION FOR MATERIAL BREACH") and thereafter this Agreement shall immediately terminate; provided, however, if the Breaching Party does not agree that a Material Breach has occurred, then this Agreement shall survive, and the Parties shall continue to perform their obligations hereunder, until the issue of whether there has been a Material Breach by the Breaching Party is resolved in accordance with Article 12.

     9.3 BANKRUPTCY EVENT. Either Party may terminate this Agreement immediately upon written notice to the other Party where the other Party becomes subject to a Bankruptcy Event.

     9.4 BLS. BLS may terminate this Agreement with respect to the Vasocard Product at any time upon thirty (30) day's prior written notice to Kos in the event: (i) at any time prior to the Completion of the Biostudy, BLS reasonably believes that each of the three (3) pilot formulations for the Vasocard Product existing as of the Closing Date would not be approvable for sale in the Territory by the FDA; provided, however, that (A) if Kos disagrees with such determination, then Kos shall notify BLS within ten
(10) days after such notice from BLS and the Parties shall meet within twenty
(20) days after such notice from Kos to discuss such determination and (B) if the Parties continue to disagree with respect to such determination, then each of Kos and BLS shall designate an executive officer to meet within the following ten (10) days to discuss such determination; provided, further, that BLS shall have the final decision-making authority with respect to such determination;
(ii) at any time from and after the Initiation of the Biostudy, BLS reasonably believes that the Vasocard Product is not safe for use or efficacious as a pharmaceutical product in humans; or (iii) at any time following Completion of the Biostudy, BLS reasonably believes that the aggregate Development Expenses and any applicable expenses of Phase IV Clinical Trials reasonably anticipated to be incurred from and after the Closing Date (including those already incurred from and after the Closing Date) will exceed ****.

     9.5 TERMINATION PRIOR TO CLOSING. This Agreement may be terminated at any time prior to Closing:

          9.5.1 By mutual written consent of Kos and BLS;

          9.5.2 By Kos or BLS in the event that any competent Government Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          9.5.3 By Kos or BLS in the event the Supply Agreement is terminated.

          9.5.4 By a Party, if the other Party shall have materially breached, or materially failed to comply with, any of such other Party's obligations under this Agreement to be performed prior to the Closing, subject to notice and cure as set forth in Section 9.2.

                                   ARTICLE 10
                             EFFECTS OF TERMINATION

     10.1 EFFECTS OF TERMINATION.

          10.1.1 EFFECT OF TERMINATION PRIOR TO CLOSING. In the event of termination of this Agreement as provided in Section 9.5, this Agreement shall forthwith become void and there shall be no liability on the part of either Party hereto except nothing herein shall relieve either Party from liability for any breach of this Agreement.

          10.1.2 EFFECT OF TERMINATION FROM AND AFTER CLOSING.

               (A) Upon expiration or termination of this Agreement at any time from and after the Closing with respect to the Marketed Product or the Vasocard Product, as applicable, all rights and grants to a Party hereunder with respect to the Marketed Product and/or the Vasocard Product, as applicable, shall immediately terminate and be of no further force and effect and all intellectual property related thereto, as applicable, shall revert to BLS, and Kos shall immediately, at its sole cost and expense, return all material tangible manifestations of such intellectual property to BLS, including, all data, information and materials.

               (B) In the event BLS delivers notice of termination of this Agreement with respect to the Vasocard Product pursuant to Section 9.4(iii), the Parties shall meet to discuss the continuation of the Development of the Vasocard Product hereunder (which determination shall be made within thirty (30) days of delivery of BLS' written notice pursuant to Section 9.4); provided, however that in the event the Parties so agree to continue such Development, Kos shall thereafter be solely responsible for any and all Development Expenses and other costs and expenses incurred by any party in connection with the Development of the Vasocard Product for sale in the Territory. In the event that the Parties do not agree to continue the Development of the Vasocard Product hereunder within such thirty (30) day period, then neither BLS nor Kos shall thereafter Develop the Vasocard Product for sale in the Territory.

     10.2 ACCRUED RIGHTS. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

     10.3 CONFIDENTIAL INFORMATION. Any Confidential Information assigned pursuant to this Article 10 by the non-terminating Party shall thereafter be considered Confidential Information of the terminating Party and may be used by the terminating Party without regard to the restrictions otherwise imposed by
Article 8.

     10.4 SURVIVAL. The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any termination or expiration of this Agreement: Sections 5.10, 6.1, 6.6, 7.3, 7.4, 12.2 and 12.3 and Articles 8, 10, 11 (as to activities arising prior to the termination) and 13.

                                   ARTICLE 11
                           INDEMNIFICATION; INSURANCE

     11.1 INDEMNIFICATION.

          11.1.1 INDEMNIFICATION BY BLS. BLS hereby agrees to save, defend and hold Kos, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, audits, stipulations or injunctions by a Third Party (each a "THIRD PARTY CLAIM") resulting directly from (a) any breach by BLS of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by BLS or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) the Retained Liabilities, (d) any action or inaction of BLS with respect to the Purchased Assets prior to the Closing Date except for Losses arising as a result of Liabilities expressly included in the Assumed Liabilities, (e) any property damage, personal injury or death caused by a Transferred Product sold in the Territory prior to the Closing Date, or and (f) any action, suit, claim, proceeding or arbitration set forth on Schedule

7.1.2(a) or 7.1.3.(d); in each case except to the extent that such Losses are subject to indemnification by Kos pursuant to Section 11.1.2.

          11.1.2 INDEMNIFICATION BY KOS. Kos hereby agrees to save, defend and hold BLS, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting directly from (a) any breach by Kos of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by Kos or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) any Assumed Liabilities,
(d) any action or inaction of Kos with respect to the Purchased Assets from and after the Closing Date except for Losses arising as a result of Liabilities expressly included in the Retained Liabilities or (e) any property damage, personal injury or death caused by a Transferred Product sold in the Territory from and after the Closing Date; in each case except to the extent that such Losses are subject to indemnification by BLS pursuant to Section 11.1.1.

          11.1.3 The rights of indemnification under this Section 11.1 shall be subject to the provisions of Sections 11.2 through 11.7.

     11.2 NOTICE OF CLAIM. All indemnification claims in respect of any indemnitee seeking indemnity under Section 11.1 (collectively, the "INDEMNITEES" and each an "INDEMNITEE") will be made solely by the corresponding Party (the "INDEMNIFIED PARTY"). The Indemnified Party will give the indemnifying Party (the "INDEMNIFYING Party") prompt written notice (an "INDEMNIFICATION CLAIM NOTICE") of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

     11.3 CONTROL OF DEFENSE. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 11.1.1 and 11.1.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party's receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

     11.4 RIGHT TO PARTICIPATE IN DEFENSE. Without limiting Section 11.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee's own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3 (in which case the Indemnified Party will control the defense).

     11.5 SETTLEMENT. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party's reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 11.3 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.3.

     11.6 COOPERATION. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

     11.7 EXPENSES OF THE INDEMNIFIED PARTY. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     11.8 GENERIC ENTRY LOST PROFITS. In addition to BLS's indemnification obligations pursuant to Section 11.1.1, BLS hereby agrees to indemnify Kos for Generic Entry Lost Profits. Notwithstanding anything to the contrary contained herein the maximum aggregate liability of BPI under this Section 11.8 shall not exceed the Generic Entry Lost Profits Cap in effect as of the date of Generic Entry. The provisions of Sections 11.2 to 11.7 shall not apply to claims for Generic Entry Lost Profits (the "GENERIC ENTRY LOST PROFITS CLAIMS"). Any Generic Entry Lost Profits Claim shall be asserted by Kos promptly upon Kos becoming aware of the event giving rise to the Generic Entry Lost Profits Claim (but in no event later than ten (10) Business Days following Kos becoming aware thereof (provided that Kos's failure to provide such notice in a timely manner shall not affect Kos's right to assert a Generic Entry Lost Profits Claim except to the extent that BLS is prejudiced thereby)) by providing BLS with written notice thereof. Within ninety (90) days of the event giving rise to the Generic Entry Lost Profits Claim, Kos shall provide BLS with a good faith estimate of the amount of the Generic Entry Lost Profits Claim. For a period of sixty (60) days from and after BLS's receipt of Kos's good faith estimate, the Parties shall attempt in good faith to resolve such claim for indemnification, including any amounts due. If the Parties are unable to resolve such claim, the dispute shall be subject to resolution pursuant to Section 12.1.

     11.9 INSURANCE. Each Party will obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount as required by law applicable to a Party's activities hereunder and such additional amounts as may be reasonably necessary to cover such Party's indemnity obligations under this Agreement with scope and coverage as is normal and customary in the biotechnology/pharmaceutical industry generally for parties similarly situated, but in no event in an amount ****. It is understood that such insurance will not be construed to limit a Party's liability with respect to its indemnification obligations under this Article 11. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 11. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days' prior notice to the other Party.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

     12.1 DISPUTES. The Parties hereby agree that any disputes hereunder shall be referred to the Chief Executive Officer of Kos and the President of BLS (the "REPRESENTATIVES"). If any such matter has not been resolved within thirty (30) Business Days of such referral to the Representatives either Party may invoke the provisions of Section 12.2 for such dispute. No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration law, including but not limited to the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement. In the event of any dispute between the Parties arising in connection with Article 6 of this Agreement, the Parties agree that the dispute resolution described under this Article 12 will be conducted with sufficient dispatch to prevent loss of patent rights in the disputed subject matter.

     12.2 LITIGATION. Any dispute that is not resolved as provided in the preceding Section 12.1, whether before or after termination of this Agreement, may be submitted by either Party to any court of competent jurisdiction in the State of New York.

     12.3 INJUNCTIVE RELIEF. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction in the State of New York as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party's performance of its obligations under this Agreement.

                                   ARTICLE 13
                        CLOSING AND CONDITIONS TO CLOSING

     13.1 CLOSING.

          13.1.1 The closing of the transactions contemplated hereby (the "CLOSING") will take place on May 2, 2005. The actual date of the Closing is referred to as the "CLOSING DATE". The Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

          13.1.2 At the Closing, Kos will pay the Closing Date Payment in cash by wire transfer of immediately available funds to a bank account or accounts to be designated by BLS in writing prior to Closing. Except as provided in Section 14.2.1, such payment shall be in full, without any deductions or offsets.

          13.1.3 At the Closing, the Parties (or their Affiliates) shall each execute and deliver to the other Party a general assignment, assumption and bill of sale substantially in the form of Exhibit A hereto (the "GENERAL ASSIGNMENT AND ASSUMPTION"), an assignment of Transferred Product Trademarks substantially in the form of Exhibit B hereto (the "TRADEMARK ASSIGNMENT"), an assignment and assumption of the Transferred Product Assigned Contracts substantially in the form of Exhibit C hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT" and together with the General Assignment and Assumption and the Trademark Assignment, collectively, the "TRANSACTION DOCUMENTS") and such other instruments and documents, in form and substance reasonably acceptable to the Parties, as may be necessary to effect the Closing.

     13.2 CONDITIONS TO OBLIGATIONS OF KOS. The obligations of Kos hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, as applicable, of each of the following conditions (all or any of which may be waived in whole or in part by Kos, but only in writing, in its sole discretion):

          13.2.1 ORDERS AND LAWS. There shall not be in effect on the Closing Date any proceeding, hearing, judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          13.2.2 DELIVERIES. BLS shall have executed and delivered to Kos the items described in Section 13.1.3.

          13.2.3 SUPPLY AGREEMENT. The Parties (or their applicable Affiliates) shall have entered into the Supply Agreement.

     13.3 CONDITIONS TO OBLIGATIONS OF BLS. The obligations of BLS hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by BLS, but only in writing, in its sole discretion):

          13.3.1 ORDERS AND LAWS. There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement with respect to the Territory.

          13.3.2 PAYMENT AND DELIVERIES. Kos shall have paid the Closing Date Payment and executed and delivered to BLS the items described in Section 13.1.3.

          13.3.3 SUPPLY AGREEMENT. The Parties (or their applicable Affiliates) shall have entered into the Supply Agreement.

     13.4 FURTHER ASSURANCES. Each of Kos and BLS will take such further actions as may be commercially reasonable to cause to be fulfilled the conditions to the respective obligations of the other Party set forth in Article 13.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 PAYMENT METHOD. To the extent any amounts are due to either Party hereunder, such amounts will be paid in United States Dollars by wire transfer in immediately available funds to an account designated by such Party without set-off or counterclaim (unless being contested in good faith). Any payments or portions thereof due hereunder that are not paid by the date such payments are due under this Agreement will bear simple interest at the lower of (a) the US Prime Rate, as reported in the Wall Street Journal, Eastern Edition, on the due date (or, if the due date is not a Business Day, on the last Business Day prior to such due date) **** or (b) the maximum rate permitted by applicable Law, calculated on the number of days such payment is delinquent. All payments by required by this Agreement shall be increased above the amount otherwise due to include any and all transfer taxes, VAT and other similar taxes payable by the payee on such amounts.

     14.2 TAX MATTERS.

          14.2.1 DEDUCTION, WITHHOLDING AND PAYMENT OF U.S. TAX ON CLOSING DATE PAYMENT PERTAINING TO VASOCARD AND RIGHTS TO DISTRIBUTE THE MARKETED PRODUCT ON EXCLUSIVE BASIS IN TERRITORY. The Parties agree that Kos shall deduct and withhold **** of the gross amount specified in Sections 5.1.1(b) and 5.1.1(c) and pay the withheld amount to the United States Treasury. Notwithstanding Kos's withholding on the amounts described in

Sections 5.1.1(b) and 5.1.1(c), nothing contained in this Section 14.2.1 shall prohibit BLS and/or its Affiliates from seeking a refund of such withheld amounts from the Internal Revenue Service. Kos shall provide BLS with original receipts and other documents reasonably necessary and sufficient to allow BLS and/or its Affiliates to establish such tax withholdings adequately for purposes of claiming a refund.

          14.2.2 WITHHOLDING ON VASOCARD PRODUCT MILESTONE PAYMENTS. Each Party shall use all reasonable and legal efforts to minimize tax withholding on payments made to the other Party pursuant to Section 5.8. Notwithstanding such efforts, if Kos determines in its reasonable discretion (after considering evidence to be provided to Kos by BLS), that any payment or payments made pursuant to Section 5.8 shall be subject to withholding taxes imposed by Chapter 3 of the Internal Revenue Code of 1986, as amended, the Parties agree that Kos shall deduct and withhold **** on the amount of the payment or payments so treated and pay the withheld amount to the United States Treasury. Notwithstanding Kos's withholding on any amount described in Section 5.8, nothing contained in this Section 14.2.2 shall prohibit BLS and/or its Affiliates from seeking a refund of such withheld amount from the Internal Revenue Service. Kos shall provide BLS with original receipts and other documents reasonably necessary and sufficient to allow BLS and/or its Affiliates to establish such tax withholdings adequately for purposes of claiming a refund.

          14.2.3 TREATMENT OF CLOSING DATE PAYMENT PERTAINING TO PURCHASED ASSETS. The Parties agree that the amount specified in Section 5.1.1(a) shall be treated as the proceeds of a sale by BLS to Kos for U.S. federal income tax purposes. The Parties agree that Kos shall not deduct or withhold on such amount, and that BLS will provide any documentation necessary or appropriate to document the propriety of Kos's non-withholding on such amount.

          14.2.4 TAX INDEMNIFICATION ON PAYMENTS TO SOLVAY. Without limiting any other rights that Kos may have hereunder or under applicable law, BLS and its Affiliates hereby agree to indemnify Kos and its Affiliates, and the officers, directors, agents and employees of any of them (each a "TAX INDEMNIFIED PARTY") (within thirty (30) days of receipt of Kos's invoice) from and against any and all claims for taxes imposed by Chapter 3 of the Internal Revenue Code of 1986, as amended (including any penalties, additions, fines, surcharges or interest relating thereto), including costs, expenses, legal counsel fees, and other disbursements (all of the foregoing being collectively referred to as "TAX INDEMNIFIED AMOUNTS") arising out of or as a result of payments due to be made to Solvay Pharmaceuticals Marketing & Licensing AG ("SOLVAY") or its affiliates, licensors, or other persons, and required to be borne by Kos or any of its Affiliates pursuant to paragraph 2(g) of the Consent Agreement between Solvay and BLS executed by Solvay on April 27, 2005, or any similar or related provision of any similar or related agreement. Solely for purposes of clarifying and without limiting the foregoing, the taxes (including any penalties, additions, fines, surcharges or interest relating thereto) included in such Tax Indemnified Amounts shall not be limited to the withholding, income, and other taxes (including any penalties, additions, fines, surcharges or interest relating thereto) that Kos would have paid in the absence of any increase in the amount of payment on which taxes, duties or impositions are withheld, which increase is required pursuant to Paragraph 2(g) of the Consent Agreement between BLS and Solvay. BLS's indemnification obligation pursuant to this Section 14.2.4 shall apply only in respect of a payment that Kos makes to Solvay before Solvay has provided Kos with documentation establishing Solvay's exemption from withholding. BLS's indemnification obligation pursuant to this Section 14.2.4 shall not apply for all payments made by Kos after Solvay provides Kos with such documentation. Kos shall provide BLS with timely written notice of its receipt of the appropriate documentation from Solvay.

          14.2.5 REFUND CLAIM SUCCESSFUL IN WHOLE OR IN PART. The Parties agree that if BLS and/or its Affiliates claim from any Governmental Authority any amount deducted and withheld as described in Section 14.2.1 with respect to Vasocard or the Rights to Distribute the Marketed Product on an Exclusive Basis in Territory, and if BLS and/or its Affiliates recover any amount on such claim, BLS shall, within three (3) Business Days of such recovery, notify Kos of such recovery, and the costs and expenses associated therewith, and pay Kos an amount equal to ****. Nothing in this section shall be construed as obligating BLS and/or its Affiliates to claim such a refund.

     14.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Transaction Documents, including the exhibits and schedules attached hereto and thereto (each of which is hereby and thereby incorporated herein by reference), sets forth the complete, final and exclusive agreement and understanding between the Parties and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     14.4 FORCE MAJEURE. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

     14.5 NOTICES. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

               For Kos:          Kos Pharmaceuticals, Inc.
                                 1 Cedar Brook Drive
                                 Cranbury, New Jersey 08512

                                 Fax: (609) 495-0907
                                 Attention: President & Chief Executive Officer

               with a copy to:   Kos Pharmaceuticals, Inc.
                                 2200 N. Commerce Parkway
                                 Suite 300
                                 Weston, FL 33326
                                 Fax: (954) 331-3877
                                 Attention: Senior Vice President & Controller

               with a copy to:   Kos Pharmaceuticals, Inc.
                                 1 Cedar Brook Drive
                                 Cranbury, New Jersey 08512
                                 Fax: (609) 495-0907
                                 Attention: Andrew I. Koven, Executive Vice
                                            President, General Counsel &
                                            Corporate Secretary

               with a copy to:   Holland & Knight LLP
                                 701 Brickell Avenue
                                 Suite 3000
                                 Miami, Florida 33131
                                 Fax: (305) 789-7799
                                 Attention: Rodney H. Bell

               For BLS: Biovail Laboratories International SRL Chelston Park, Building 2, Collymore Rock St. Michael, BHI, Barbados, W.I.
                                 Fax: Mr. Eugene Melnyk, President
                                 Attention: +1 246 437 7085

               with a copy to:   Biovail Corporation
                                 7150 Mississauga Road
                                 Mississauga, Ontario
                                 Canada
                                 L5N 8M5
                                 Fax: 905.286.3050
                                 Chief Legal Officer

               with a copy to:   Morgan, Lewis & Bockius LLP
                                 502 Carnegie Center
                                 Princeton, NJ 08540
                                 Fax: (609) 919-6701
                                 Attention: Randall B. Sunberg

     14.6 INDEPENDENT CONTRACTORS. In making and performing this Agreement, BLS and Kos shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between BLS and Kos and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

     14.7 NON-SOLICITATION. From and after the Effective Date until the **** anniversary of the termination or expiration of this Agreement, neither Party shall, and shall cause each of its Affiliates not to, directly or indirectly, without the other Party's prior written consent, solicit the employment of any employee (or former employee bound by a non-competition obligation) of the other Party or its Affiliates with whom it has come in contact in conducting activities under this Agreement; provided, however, that the foregoing provisions shall not apply to (a) a general advertisement or solicitation program that is not specifically targeted at such persons or (b) the solicitation of any employee after such time as such employee's employment has been terminated by the other Party or its Affiliate.

     14.8 UNITED STATES DOLLARS. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

     14.9 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     14.10 ASSIGNMENT. Neither Party shall sell, transfer, assign, subcontract, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted, withheld or conditioned at such other Party's sole and absolute discretion); provided, however, that (a) either Party may assign, transfer or subcontract this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Affiliate of such Party and (b) either Party may assign, transfer or subcontract this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates; provided further, however, that to the extent Kos wishes to assign, transfer or subcontract this Agreement (or any of its rights or obligations under this Agreement) pursuant to clauses (a) or (b) above and the assignee or transferee is incorporated or otherwise organized outside the United States or is not a resident of the United States for United States federal income tax purposes, then the prior written consent of BLS shall be required for such assignment, transfer or subcontracting, to the extent any future payments due to BLS under this Agreement would be subject to any withholding taxes or other taxes to be withheld at source, such consent not to be unreasonably withheld. The assigning Party (unless it is not the surviving entity) shall remain jointly and severally liable with, and shall guarantee the performance of, the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity shall assume in writing all of the assigning Party's obligations under this Agreement. Any purported assignment or transfer in violation of this Section 14.10 shall be void ab initio and of no force or effect. For purposes of clarity, no consent of BLS shall be required for Kos to sell or otherwise transfer the Purchased Assets to a Third Party.

     14.11 GOVERNING LAW. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside New York.

     14.12 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     14.13 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, BLS shall (or shall cause its applicable Affiliate to), upon the reasonable request of Kos and, to the extent required by Kos's GAAP or Securities and Exchange Commission requirements, provide Kos with audited or unaudited historical financial information related to the Transferred Products, as reasonably requested by Kos, within a reasonable timeframe after request by Kos, in each case (i) solely to the extent reasonably practicable and (ii) at Kos's expense.

     14.14 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     14.15 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     14.16 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     14.17 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     14.18 BULK SALES LAWS. The Parties hereby waive compliance with any UCC bulk sales or comparable statutory provisions of each applicable jurisdiction.


                            [SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the Parties have executed this Distribution and Product Acquisition Agreement in by their proper officers as of the date first written above.

KOS PHARMACEUTICALS, INC.               BIOVAIL LABORATORIES INTERNATIONAL SRL


By:                                     By:
    ---------------------------------       ---------------------------------
Name:                                   Name:
      -------------------------------         -------------------------------
Title:                                  Title:
       ------------------------------          ------------------------------